                                            As filed pursuant to Rule 424(b)(3)
                                            under the Securities Act of 1933
                                            Registration No. 333-18333


[FRONT COVER]


                               [POLARIS II LOGO]


                                ---------------

                                   PROSPECTUS

                                  MAY 14, 1997


                             [ANCHOR NATIONAL LOGO]

                               [POLARIS II LOGO]

                                VARIABLE ANNUITY


                                KEY INFORMATION


                                    Profile

                              2 - TABLE OF CONTENTS

                                  3 - GLOSSARY

                               4 - FEE TABLES AND

                               PORTFOLIO EXPENSES

                            6 - PRODUCT DESCRIPTION

                           30 - FINANCIAL STATEMENTS

                                46 - APPENDIX A:

                             MARKET VALUE ADJUSTMENT

                                47 - APPENDIX B:

                                 PREMIUM TAXES


                            SUNAMERICA SERIES TRUST

                              ANCHOR SERIES TRUST

                                                           [POLARIS II LOGO]


P    R    O    F    I    L    E     This profile is a summary of some of the
                                    more important points that you should
                  know and consider before purchasing the Polaris II Variable
                  Annuity. The sections in this profile correspond to sections
May 14, 1997      in the accompanying prospectus which discuss the topics in more detail. The annuity is more fully described in the prospectus. Please read the prospectus carefully.

1.  THE POLARIS II VARIABLE ANNUITY

    The Polaris II Variable Annuity is a contract between you and Anchor National Life Insurance Company. It is designed to help you invest on a tax-deferred basis and meet long-term financial goals, such as retirement funding. Tax deferral means all your money, including the amount you would otherwise pay in current income taxes, remains in your contract to generate more earnings. Your money could grow faster than it would in a comparable taxable investment.

    Polaris II offers a diverse selection of money managers and investment options. You may divide your money among any or all of our 25 variable investment portfolios and 6 fixed investment options. Your investment is not guaranteed. The value of your Polaris II contract can fluctuate up or down, based on the performance of the underlying investments you select, and you may experience a loss.

    The variable investment portfolios offer professionally managed investment choices with goals ranging from capital preservation to aggressive growth. Your choices for the various investment options are found on the next page.

    The contract also offers 6 fixed investment options, for different time periods and each with a different interest rate that is guaranteed by Anchor National.

    Like most annuities, the contract has an Accumulation Phase and an Income Phase. During the Accumulation Phase, you invest money in your contract. Your earnings are based on the investment performance of the variable investment portfolios to which your money is allocated and/or the interest rate earned on the fixed investment options. You may withdraw money from your contract during the Accumulation Phase. However, as with other tax-deferred investments, you will pay taxes on earnings and untaxed contributions when you withdraw them. An IRS tax penalty may apply if you make withdrawals before age 59 1/2. During the Income Phase, you will receive payments from your annuity. Your payments may be fixed in dollar amount, vary with investment performance or a combination of both, depending on the annuity income option you select. Among other factors, the amount of money you are able to accumulate in your contract during the Accumulation Phase will determine the amount of your payments during the Income Phase.

2.  ANNUITY INCOME OPTIONS

    You can select from one of five annuity income options:

       (1) payments for your lifetime;
       (2) payments for your lifetime and your survivor's lifetime;
       (3) payments for your lifetime and your survivor's lifetime, but for not less than 10 years;
       (4) payments for your lifetime, but for not less than 10 or 20 years; and
       (5) payments for a specified period of 5 to 30 years.

    You will also need to decide if you want your payments to fluctuate with investment performance or remain constant, and the date on which your payments will begin. Once you begin receiving payments, you cannot change your annuity option. If your contract is part of a non-qualified retirement plan (one that is established with after tax dollars), payments during the Income Phase are considered partly a return of your original investment. The "original investment" part of each payment is not taxable as income. For contracts which are part of a qualified retirement plan using before tax dollars, the entire payment is taxable as income.

3.  PURCHASING A POLARIS II VARIABLE ANNUITY CONTRACT

    You can buy a contract through your financial representative, who can also help you complete the proper forms. For Non-qualified contracts, the minimum initial investment is $5,000 and subsequent amounts of $500 or more may be added to your contract at any time during the Accumulation Phase. For Qualified contracts, the minimum initial investment is $2,000 and subsequent amounts of $250 or more may be added to your contract at any time during the Accumulation Phase.

4.  INVESTMENT OPTIONS

    You may allocate money to the following variable investment portfolios of the Anchor Series Trust and/or the SunAmerica Series Trust:

    ANCHOR SERIES TRUST
      MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
          - Capital Appreciation Portfolio
          - Growth Portfolio
          - Natural Resources Portfolio
          - Government and Quality Bond Portfolio

    SUNAMERICA SERIES TRUST
      MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
          - Global Equities Portfolio
          - Alliance Growth Portfolio
          - Growth-Income Portfolio
      MANAGED BY DAVIS SELECTED ADVISERS, L.P.
          - Venture Value Portfolio
          - Real Estate Portfolio
      MANAGED BY FEDERATED INVESTORS
          - Federated Value Portfolio
          - Utility Portfolio
          - Corporate Bond Portfolio
      MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
      GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
          - Asset Allocation Portfolio
          - Global Bond Portfolio
      MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
          - International Diversified Equities Portfolio
          - Worldwide High Income Portfolio
      MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
          - Growth/Phoenix Investment Counsel Portfolio
          - Balanced/Phoenix Investment Counsel Portfolio
      MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
          - Putnam Growth Portfolio
          - International Growth and Income Portfolio
          - Emerging Markets Portfolio
      MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
          - Aggressive Growth Portfolio
          - SunAmerica Balanced Portfolio
          - High-Yield Bond Portfolio
          - Cash Management Portfolio

    You may also allocate money to the 1, 3, 5, 7 and 10 year fixed investment options and the 1-year DCA account option. The interest rate may differ from time to time but will never be less than 3%. Once established, the rate will not change during the selected period. Your contract value will be adjusted up or down for withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period.

5.  EXPENSES

    Each year, we deduct a $35 contract maintenance fee ($30 in North Dakota) from your contract. This fee is currently waived if the value of your contract is at least $50,000. We also deduct insurance charges which equal 1.52% annually of the average daily value of your contract allocated to the variable portfolios. The insurance charges include: Mortality and Expense Risk, 1.37%, and Distribution Expense, .15%.

    As with other professionally managed investments, there are also investment charges imposed on contracts with money allocated to the variable portfolios, which are estimated to range from .62% to 1.90%.

    If you take money out in excess of the amount allowed for in your contract, you may be assessed a withdrawal charge which is a percentage of the money you withdraw. The percentage declines with each year the money is in the contract as follows:

    ---------------------------------------------------
      YEAR               1   2   3   4   5   6   7   8+
    ---------------------------------------------------
     WITHDRAWAL
     CHARGE             7%  6%  5%  4%  3%  2%  1%  0%
    ---------------------------------------------------

    After your first 15 free transfers, a $25 transfer fee ($10 in Pennsylvania and Texas) will apply to each subsequent transfer.

    In a limited number of states, you may also be assessed a state premium tax of up to 3.5% depending upon the state.

    The following chart is designed to help you understand the charges in your contract. The column "Total Annual Charges" shows the total of the 1.52% insurance charges, the $35 contract maintenance fee and the investment charges for each variable portfolio. We converted the contract maintenance fee to a percentage using an assumed contract size of $55,000. The actual impact of this charge on your contract may differ from this percentage.

    The next two columns show two examples of the charges you would pay under the contract. The examples assume that you invested $1,000 in a contract which earns 5% annually and that you withdraw your money: (1) at the end of year 1, and (2) at the end of year 10. The premium tax is assumed to be 0% in both examples.


-----------------------------------------------------------------------------------------------------------------
                                                                                     EXAMPLES:
                                 TOTAL ANNUAL       TOTAL ANNUAL                   TOTAL EXPENSES  TOTAL EXPENSES
                                  INSURANCE          INVESTMENT     TOTAL ANNUAL     AT END OF       AT END OF
ANCHOR SERIES TRUST PORTFOLIO      CHARGES            CHARGES         CHARGES          1 YEAR         10 YEARS
-----------------------------------------------------------------------------------------------------------------
Capital Appreciation                 1.58%               .75%           2.33%           $ 94            $267
Growth                               1.58%               .81%           2.39%           $ 94            $273
Natural Resources                    1.58%               .94%           2.52%           $ 96            $286
Government and Quality Bond          1.58%               .71%           2.29%           $ 93            $263
-----------------------------------------------------------------------------------------------------------------
SUNAMERICA SERIES TRUST PORTFOLIO
Emerging Markets                     1.58%              1.90%           3.48%           $105            $376
International Diversified
  Equities                           1.58%              1.59%           3.17%           $102            $348
Global Equities                      1.58%              1.03%           2.61%           $ 96            $295
International Growth and
  Income                             1.58%              1.60%           3.18%           $102            $349
Aggressive Growth                    1.58%              1.05%           2.63%           $ 97            $297
Real Estate                          1.58%              1.25%           2.83%           $ 99            $316
Putnam Growth                        1.58%               .90%           2.48%           $ 95            $282
Growth/Phoenix                       1.58%               .74%           2.32%           $ 94            $266
Alliance Growth                      1.58%               .71%           2.29%           $ 93            $263
Venture Value                        1.58%               .85%           2.43%           $ 95            $277
Federated Value                      1.58%              1.05%           2.63%           $ 97            $297
Growth-Income                        1.58%               .72%           2.30%           $ 93            $264
Utility                              1.58%              1.05%           2.63%           $ 97            $297
Asset Allocation                     1.58%               .74%           2.32%           $ 94            $266
Balanced/Phoenix                     1.58%               .84%           2.42%           $ 95            $276
SunAmerica Balanced                  1.58%              1.00%           2.58%           $ 96            $292
Worldwide High Income                1.58%              1.18%           2.76%           $ 98            $309
High-Yield Bond                      1.58%               .77%           2.35%           $ 94            $269
Corporate Bond                       1.58%               .97%           2.55%           $ 96            $289
Global Bond                          1.58%               .89%           2.47%           $ 95            $282
Cash Management                      1.58%               .62%           2.20%           $ 92            $254
-----------------------------------------------------------------------------------------------------------------

     For more detailed information, see the Fee Tables and Examples in the prospectus.

6.  TAXES

    Unlike taxable investments where earnings are taxed in the year they are earned, taxes on amounts earned in a Non-qualified contract (one that is established with after tax dollars) are deferred until they are withdrawn. In a Qualified contract (one that is established with before tax dollars like an IRA), all amounts are taxable when they are withdrawn.

    When you begin taking distributions or withdrawals from your contract, earnings are considered to be taken out first and will be taxed at your ordinary income rate. You may be subject to a 10% IRS tax penalty for distributions or withdrawals before age 59 1/2.

7.  ACCESS TO YOUR MONEY

    During the first year, you may withdraw free of a withdrawal charge an amount that is equal to the penalty-free earnings in your contract as of the date you make the withdrawal or, if you participate in the Systematic Withdrawal Program, you may withdraw 10% of your total invested amount less any withdrawals made during the year. The penalty-free earnings amount is calculated by taking the value of your contract on the day you make the withdrawal and subtracting your total invested amount. After the first year, your maximum free withdrawal amount is the greater of: (1) the penalty-free earnings or (2) 10% of your total invested amount that has been invested for at least one year, less any withdrawals made during the year.

    Withdrawals in excess of these limits will be assessed a withdrawal charge. Withdrawals may be made from your contract in the amount of $1,000 or more. You may request a withdrawal in writing or by establishing systematic withdrawals. Under systematic withdrawals, the minimum withdrawal amount is $250.

    If you withdraw your entire contract value, you will not receive the benefit of any free withdrawal amount. After your money has been in the contract for seven full years, there are no withdrawal charges on that portion of the money that you have invested for at least seven full years. Of course, you may have to pay income tax and a 10% IRS tax penalty may apply if you are under age 59 1/2. Additionally, withdrawal charges are not assessed when a death benefit is paid.

 8.   PERFORMANCE

      As of the date of this prospectus, the sale of Polaris II contracts had not begun. Therefore, no performance is presented here.

 9.   DEATH BENEFIT

      If you should die during the Accumulation Phase, your beneficiary will receive a death benefit. You must select from the two death benefit options described below at the time you purchase your contract. Once selected, your death benefit may not be changed. You should discuss with your financial representative the options available to you and which option is best for you.

OPTION 1 - PURCHASE PAYMENT ACCUMULATION OPTION:

      The death benefit is the greater of:
         (1) the value of your contract,
         (2) the money you put in less any withdrawals, all compounded at 4% annually (3% if age 70 or older at time of issue), or
         (3) the value of your contract on the seventh contract anniversary less any withdrawals plus any additional money you put in since the seventh anniversary, all compounded at 4% annually (3% if age 70 or older at time of issue).

OPTION 2 - MAXIMUM ANNIVERSARY VALUE OPTION:

      The death benefit is the greater of:
         (1) the value of your contract,
         (2) the money you put in less any withdrawals, or
         (3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on the contract anniversary less any withdrawals plus any additional money you put in since that anniversary.

      If you are age 90 or older at the time of death, the death benefit under option 2 is the value of your contract.

10.   OTHER INFORMATION

      FREE LOOK: You may cancel your contract within ten days (or longer if required by your state) by mailing it to our Annuity Service Center. Your contract will be treated as void on the date we receive it and we will pay you an amount equal to the value of your contract (unless otherwise required by state law). Its value may be more or less than the money you initially invested.

      ASSET ALLOCATION REBALANCING: If selected by you, this program seeks to keep your investment in line with your goals. We will maintain your specified allocation mix in the variable investment portfolios and the 1-year fixed investment option by readjusting your money on a calendar quarter, semiannual or annual basis.

      SYSTEMATIC WITHDRAWAL PROGRAM: If selected by you, this program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. Systematic withdrawals may also be electronically wired to your bank account. Of course, withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2.

      DOLLAR COST AVERAGING: If selected by you, this program allows you to invest gradually in the equity and bond portfolios from any of the variable investment portfolios, the 1-year fixed investment option or the 1-year DCA account option.

      AUTOMATIC PAYMENT PLAN: You can add to your contract directly from your bank account with as little as $20 per month.

      CONFIRMATIONS AND QUARTERLY STATEMENTS: You will receive a confirmation of each transaction within your contract. On a quarterly basis, you will receive a complete statement of your transactions over the past quarter and a summary of your account values.

11.   INQUIRIES

      If you have questions about your contract or need to make changes, call your financial representative or contact us at:

         Anchor National Life Insurance Company
         Annuity Service Center
         P.O. Box 54299
         Los Angeles, California 90054-0299
         Telephone Number: (800) 445-SUN2

      If money accompanies your correspondence, you should direct it to:

         Anchor National Life Insurance Company
         P.O. Box 100330
         Pasadena, California 91189-0001

                               [POLARIS II LOGO]

                                   PROSPECTUS
                                  MAY 14, 1997

Please read this prospectus           FLEXIBLE PAYMENT DEFERRED ANNUITY CONTRACTS
carefully before investing and          issued by
keep it for future reference.         ANCHOR NATIONAL LIFE INSURANCE COMPANY
It contains important                   in connection with
information about the Polaris         VARIABLE SEPARATE ACCOUNT
II Variable Annuity.                  The annuity has 31 investment choices - 6 fixed investment options and
                                      25 variable investment portfolios listed below. The 6 fixed investment
To learn more about the annuity       options include specified periods of 1, 3, 5, 7 and 10 years and the
offered by this prospectus, you       1-year DCA account. The 25 variable investment portfolios are part of
can obtain a copy of the              the Anchor Series Trust or the SunAmerica Series Trust.
Statement of Additional
Information ("SAI") dated May         ANCHOR SERIES TRUST:
14, 1997. The SAI has been            MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP
filed with the Securities and         - Capital Appreciation Portfolio
Exchange Commission ("SEC") and       - Growth Portfolio
is incorporated by reference          - Natural Resources Portfolio
into this prospectus. The Table       - Government and Quality Bond Portfolio
of Contents of the SAI appears
on page 29 of this prospectus.        SUNAMERICA SERIES TRUST:
For a free copy of the SAI,           MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.
call us at (800) 445-SUN2 or          - Global Equities Portfolio
write to us at our Annuity            - Alliance Growth Portfolio
Service Center, P.O. Box 54299,       - Growth-Income Portfolio
Los Angeles, California               MANAGED BY DAVIS SELECTED ADVISERS, L.P.
90054-0299.                           - Venture Value Portfolio
                                      - Real Estate Portfolio
                                      MANAGED BY FEDERATED INVESTORS
                                      - Federated Value Portfolio
                                      - Utility Portfolio
                                      - Corporate Bond Portfolio
                                      MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
                                      GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL
                                      - Asset Allocation Portfolio
                                      - Global Bond Portfolio
                                      MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.
                                      - International Diversified Equities Portfolio
                                      - Worldwide High Income Portfolio
                                      MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.
                                      - Growth/Phoenix Investment Counsel Portfolio
ANNUITIES INVOLVE RISKS,              - Balanced/Phoenix Investment Counsel Portfolio
INCLUDING POSSIBLE LOSS OF            MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.
PRINCIPAL, AND ARE NOT A              - Putnam Growth Portfolio
DEPOSIT OR OBLIGATION OF, OR          - International Growth and Income Portfolio
GUARANTEED OR ENDORSED BY, ANY        - Emerging Markets Portfolio
BANK. THEY ARE NOT FEDERALLY          MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
INSURED BY THE FEDERAL DEPOSIT        - Aggressive Growth Portfolio
INSURANCE CORPORATION, THE            - SunAmerica Balanced Portfolio
FEDERAL RESERVE BOARD OR ANY          - High-Yield Bond Portfolio
OTHER AGENCY.                         - Cash Management Portfolio

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                           TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================
                               TABLE OF CONTENTS
================================================================================

 GLOSSARY............................................     3

 FEE TABLES..........................................     4
       Owner Transaction Expenses....................     4
       Annual Separate Account Expenses..............     4
       Portfolio Expenses............................     4

 EXAMPLES............................................     5

 1.    THE POLARIS II VARIABLE ANNUITY...............     6

 2.    ANNUITY INCOME OPTIONS........................     6
       Allocation of Annuity Payments................     7
       Annuity Payments..............................     7
       Transfers During the Income Phase.............     7
       Deferment of Payments.........................     7

 3.    PURCHASING A POLARIS II VARIABLE
       ANNUITY CONTRACT..............................     7
       Allocation of Purchase Payments...............     7
       Accumulation Units............................     8
       Free Look.....................................     8

 4.    INVESTMENT OPTIONS............................     8
       Variable Investment Options...................     8
         Anchor Series Trust.........................     8
         SunAmerica Series Trust.....................     8
       Fixed Investment Options......................     9
         Market Value Adjustment.....................     9
       Transfers During the Accumulation Phase.......     9
       Dollar Cost Averaging Program.................    10
       Asset Allocation Rebalancing Program..........    10
       Principal Advantage Program...................    11
       Voting Rights.................................    11
       Substitution..................................    11

 5.    EXPENSES......................................    11
       Insurance Charges.............................    11
         Mortality and Expense Risk Charge...........    11
         Distribution Expense Charge.................    11
       Withdrawal Charges............................    11
       Investment Charges............................    12
       Contract Maintenance Fee......................    12
       Transfer Fee..................................    12
       Premium Taxes.................................    12
       Income Taxes..................................    12
       Reduction or Elimination of Certain Charges...    12

 6.    TAXES.........................................    12
       Annuity Contracts in General..................    12
       Tax Treatment of Distributions -
       Non-Qualified Contracts.......................    13
       Tax Treatment of Distributions -
       Qualified Contracts...........................    13
       Diversification...............................    13

 7.    ACCESS TO YOUR MONEY..........................    13
       Systematic Withdrawal Program.................    14
       Minimum Contract Value........................    14

 8.    PERFORMANCE...................................    14

 9.    DEATH BENEFIT.................................    15

 10.   OTHER INFORMATION.............................    15
       Anchor National...............................    15
       The Separate Account..........................    15
       The General Account...........................    16
       Distribution..................................    16
       Administration................................    16
       Legal Proceedings.............................    16
       Ownership.....................................    16
       Custodian.....................................    16
       Additional Information........................    16
       Selected Consolidated Financial Data..........    17
       Management Discussion and Analysis............    17
       Properties....................................    27
       Directors and Executive Officers..............    28
       Executive Compensation........................    29
       Security Ownership of Owners and Management...    29
       State Regulation..............................    29
       Independent Accountants.......................    30

 TABLE OF CONTENTS OF STATEMENT OF ADDITIONAL
 INFORMATION.........................................    30

 FINANCIAL STATEMENTS................................    30

 APPENDIX A -- MARKET VALUE ADJUSTMENT...............    46

 APPENDIX B -- PREMIUM TAXES.........................    47

================================================================================
                                    GLOSSARY
================================================================================

We have capitalized some of the technical terms used in this prospectus. To help you understand these terms, we have defined them in this glossary.

ACCUMULATION PHASE - The period during which you invest money in your contract.

ACCUMULATION UNITS - A measurement we use to calculate the value of the variable portion of your contract during the Accumulation Phase.

ANNUITANT(S) - The person(s) on whose life (lives) we base annuity payments.

ANNUITY DATE - The date on which annuity payments are to begin, as selected by you.

ANNUITY UNITS - A measurement we use to calculate the amount of annuity payments you receive from the variable portion of your contract during the Income Phase.

BENEFICIARY (IES) - The person(s) designated to receive any benefits under the contract if you or the Annuitant dies.

INCOME PHASE - The period during which we make annuity payments to you.

IRS - The Internal Revenue Service.

NON-QUALIFIED (CONTRACT) - A contract purchased with after-tax dollars. In general, these contracts are not under any pension plan, specially sponsored program or individual retirement account ("IRA").

PORTFOLIO(S) - The variable investment options available under the contract. Each Portfolio has its own investment objective and is invested in the underlying investments of the Anchor Series Trust or the SunAmerica Series Trust.

PURCHASE PAYMENTS - The money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it.

QUALIFIED (CONTRACT) - A contract purchased with pretax dollars. These contracts are generally purchased under a pension plan, specially sponsored program or individual retirement account ("IRA").

TRUSTS - Refers to the Anchor Series Trust and the SunAmerica Series Trust collectively.

================================================================================
                                   FEE TABLES
================================================================================

OWNER TRANSACTION EXPENSES

WITHDRAWAL CHARGE (AS A PERCENTAGE OF EACH PURCHASE PAYMENT)
Year 1.....................   7%   Year 5.....................   3%
Year 2.....................   6%   Year 6.....................   2%
Year 3.....................   5%   Year 7.....................   1%
Year 4.....................   4%   Year 8+....................   0%
TRANSFER FEE................... No charge for first 15 transfers each year; thereafter, fee is
                                $25 ($10 in Pennsylvania and
                                Texas)
CONTRACT MAINTENANCE FEE*...... $35 ($30 in North Dakota)
  *waived if contract value is $50,000 or more

  ANNUAL SEPARATE ACCOUNT EXPENSES
  (AS A PERCENTAGE OF AVERAGE ACCOUNT VALUE)

  Mortality and Expense Risk Charge................   1.37%
  Distribution Expense Charge......................   0.15%
                                                      -----
      TOTAL SEPARATE ACCOUNT EXPENSES                 1.52%
                                                      =====

                               PORTFOLIO EXPENSES

                              ANCHOR SERIES TRUST
(AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S TWELVE-MONTH PERIOD ENDED
                               NOVEMBER 30, 1996)

                                                                 MANAGEMENT          OTHER         TOTAL ANNUAL
                            PORTFOLIO                                FEE           EXPENSES          EXPENSES
    ============================================================================================================
    Capital Appreciation                                              .67%            .08%               .75%*
    ------------------------------------------------------------------------------------------------------------
    Growth                                                            .73%            .08%               .81%*
    ------------------------------------------------------------------------------------------------------------
    Natural Resources                                                 .75%            .19%               .94%*
    ------------------------------------------------------------------------------------------------------------
    Government and Quality Bond                                       .62%            .09%               .71%*
    ============================================================================================================

                            SUNAMERICA SERIES TRUST
    (AS A PERCENTAGE OF AVERAGE NET ASSETS FOR THE TRUST'S FISCAL YEAR ENDED
                               NOVEMBER 30, 1996)

                                                                 MANAGEMENT          OTHER         TOTAL ANNUAL
                            PORTFOLIO                                FEE           EXPENSES          EXPENSES
    ============================================================================================================
    Emerging Markets**                                               1.25%            .65%              1.90%
    ------------------------------------------------------------------------------------------------------------
    International Diversified Equities                               1.00%            .59%              1.59%
    ------------------------------------------------------------------------------------------------------------
    Global Equities                                                   .80%            .23%              1.03%
    ------------------------------------------------------------------------------------------------------------
    International Growth and Income**                                1.00%            .60%              1.60%
    ------------------------------------------------------------------------------------------------------------
    Aggressive Growth                                                 .75%            .30%              1.05%*
    ------------------------------------------------------------------------------------------------------------
    Real Estate**                                                     .80%            .45%              1.25%
    ------------------------------------------------------------------------------------------------------------
    Putnam Growth***                                                  .82%            .08%               .90%
    ------------------------------------------------------------------------------------------------------------
    Growth/Phoenix                                                    .66%            .08%               .74%
    ------------------------------------------------------------------------------------------------------------
    Alliance Growth                                                   .64%            .07%               .71%
    ------------------------------------------------------------------------------------------------------------
    Venture Value                                                     .77%            .08%               .85%
    ------------------------------------------------------------------------------------------------------------
    Federated Value                                                   .75%            .30%              1.05%*
    ------------------------------------------------------------------------------------------------------------
    Growth-Income                                                     .64%            .08%               .72%
    ------------------------------------------------------------------------------------------------------------
    Utility                                                           .75%            .30%              1.05%*
    ------------------------------------------------------------------------------------------------------------
    Asset Allocation                                                  .65%            .09%               .74%
    ------------------------------------------------------------------------------------------------------------
    Balanced/Phoenix                                                  .70%            .14%               .84%
    ------------------------------------------------------------------------------------------------------------
    SunAmerica Balanced                                               .70%            .30%              1.00%*
    ------------------------------------------------------------------------------------------------------------
    Worldwide High Income                                            1.00%            .18%              1.18%
    ------------------------------------------------------------------------------------------------------------
    High-Yield Bond                                                   .68%            .09%               .77%
    ------------------------------------------------------------------------------------------------------------
    Corporate Bond                                                    .70%            .27%               .97%
    ------------------------------------------------------------------------------------------------------------
    Global Bond                                                       .73%            .16%               .89%
    ------------------------------------------------------------------------------------------------------------
    Cash Management                                                   .54%            .08%               .62%
    ============================================================================================================

  * Annualized

 ** As of the date of this prospectus, the sale of contracts offering the Emerging Markets, Real Estate and International Growth and Income Portfolios had not begun. The percentages are based on estimated amounts for the current fiscal year.

*** As of April 16, 1997, the Provident Growth Portfolio was renamed the Putnam
    Growth Portfolio, managed by Putnam Investment Management, Inc. The expenses shown here are those of the former Provident Growth Portfolio managed by Provident Investment Counsel.

       THE ABOVE PORTFOLIO EXPENSES WERE PROVIDED BY THE TRUSTS. WE HAVE NOT
              INDEPENDENTLY VERIFIED THE ACCURACY OF THE INFORMATION.

================================================================================
                                    EXAMPLES
================================================================================

You will pay the following expenses on a $1,000 investment in each Portfolio, assuming a 5% annual return on assets and:

        (a) surrender of the contract at the end of the stated time period;
        (b) if the contract is not surrendered or annuitized.

                 PORTFOLIO                     1 YEAR     3 YEARS

===============================================================================

Capital Appreciation                          (a)  $94    (a)$123
                                              (b)  $24    (b) $73
----------------------------------------------------------------
Growth                                        (a)  $94    (a)$125
                                              (b)  $24    (b) $75
----------------------------------------------------------------
Natural Resources                             (a)  $96    (a)$129
                                              (b)  $26    (b) $79
----------------------------------------------------------------
Government and Quality Bond                   (a)  $93    (a)$122
                                              (b)  $23    (b) $72
----------------------------------------------------------------
Emerging Markets                              (a) $105    (a)$157
                                              (b)  $35    (b)$107
----------------------------------------------------------------
International Diversified Equities            (a) $102    (a)$148
                                              (b)  $32    (b) $98
----------------------------------------------------------------
Global Equities                               (a)  $96    (a)$131
                                              (b)  $26    (b) $81
----------------------------------------------------------------
International Growth and Income               (a) $102    (a)$148
                                              (b)  $32    (b) $98
----------------------------------------------------------------
Aggressive Growth                             (a)  $97    (a)$132
                                              (b)  $27    (b) $82
----------------------------------------------------------------
Real Estate                                   (a)  $99    (a)$138
                                              (b)  $29    (b) $88
----------------------------------------------------------------
Putnam Growth                                 (a)  $95    (a)$127
                                              (b)  $25    (b) $77
----------------------------------------------------------------
Growth/Phoenix Investment Counsel             (a)  $94    (a)$123
                                              (b)  $24    (b) $73
----------------------------------------------------------------
Alliance Growth                               (a)  $93    (a)$122
                                              (b)  $23    (b) $72
-----------------------------------------------------------------
Venture Value                                 (a)  $95    (a)$126
                                              (b)  $25    (b) $76
----------------------------------------------------------------
Federated Value                               (a)  $97    (a)$132
                                              (b)  $27    (b) $82
----------------------------------------------------------------
Growth-Income                                 (a)  $93    (a)$122
                                              (b)  $23    (b) $72
----------------------------------------------------------------
Utility                                       (a)  $97    (a)$132
                                              (b)  $27    (b) $82
----------------------------------------------------------------
Asset Allocation                              (a)  $94    (a)$123
                                              (b)  $24    (b) $73
----------------------------------------------------------------
Balanced/Phoenix Investment Counsel           (a)  $95    (a)$126
                                              (b)  $25    (b) $76
----------------------------------------------------------------
SunAmerica Balanced                           (a)  $96    (a)$130
                                              (b)  $26    (b) $80
----------------------------------------------------------------
Worldwide High Income                         (a)  $98    (a)$136
                                              (b)  $28    (b) $86
----------------------------------------------------------------
High-Yield Bond                               (a)  $94    (a)$123
                                              (b)  $24    (b) $73
----------------------------------------------------------------
Corporate Bond                                (a)  $96    (a)$129
                                              (b)  $26    (b) $79
----------------------------------------------------------------
Global Bond                                   (a)  $95    (a)$127
                                              (b)  $25    (b) $77
----------------------------------------------------------------
Cash Management                               (a)  $92    (a)$119
                                              (b)  $22    (b) $69
----------------------------------------------------------------

================================================================================

EXPLANATION OF FEE TABLES AND EXAMPLES

1. The purpose of the Fee Tables is to show you the various expenses you would incur directly and indirectly by investing in the contract.

2. For certain Portfolios, the adviser, SunAmerica Asset Management Corp., has voluntarily agreed to waive fees or reimburse certain expenses, if necessary, to keep annual operating expenses at or below the lesser of the maximum allowed by any applicable state expense limitations or the following percentages of each Portfolio's average net assets: Aggressive Growth (1.05%); Federated Value (1.05%); SunAmerica Balanced (1.00); Utility (1.05%); Emerging Markets (1.90%); International Growth and Income (1.60%); and Real Estate (1.25%). The adviser also may voluntarily waive or reimburse additional amounts to increase a Portfolio's investment return. All waivers and/or reimbursements may be terminated at any time. Furthermore, the adviser may recoup any waivers or reimbursements within the following two years, provided that the Portfolio is able to make such payment and remain in compliance with the foregoing expense limitations.

3. The Examples assume that no transfer fees were imposed. Although premium taxes may apply in certain states, they are not reflected in the Examples.

4. THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN.

  AS OF THE DATE OF THIS PROSPECTUS, THE SALE OF POLARIS II CONTRACTS HAD NOT
   BEGUN AND THE PORTFOLIOS DID NOT HAVE ANY ASSETS. THEREFORE, NO CONDENSED
                    FINANCIAL INFORMATION IS PRESENTED HERE.

===============================================================================
                       1. THE POLARIS II VARIABLE ANNUITY
===============================================================================

An annuity is a contract between you, as the owner, and an insurance company. The contract provides tax deferral for your earnings, as well as a death benefit and a guaranteed income in the form of annuity payments beginning on a date you select. Until you decide to begin receiving annuity payments, your annuity is in the Accumulation Phase. Once you begin receiving annuity payments, your contract switches to the Income Phase. If you die during the Accumulation Phase, the insurance company guarantees a death benefit to your Beneficiary.

The Polaris II Variable Annuity Contract is issued by Anchor National Life Insurance Company ("Anchor National"), a stock life insurance company organized under the laws of the state of Arizona. Its principal business address is 1 SunAmerica Center, Los Angeles, California 90067-6022. Anchor National conducts life insurance and annuity business in the District of Columbia and in all states except New York. Anchor National is an indirect wholly owned subsidiary of SunAmerica Inc., a Maryland corporation.

During the Accumulation Phase, the value of your annuity benefits from tax deferral. This means your earnings accumulate on a tax-deferred basis until you take money out of your contract. The Income Phase occurs if you decide to receive annuity payments. You select the date on which annuity payments are to begin.

The contract is called a variable annuity because you can choose among 25 variable investment Portfolios. Depending upon market conditions, you can make or lose money in any of these Portfolios. If you allocate money to the Portfolios, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the investment performance of the Portfolio(s) you select. The amount of the annuity payments you receive during the Income Phase from the variable portion of your contract also depends upon the investment performance of the Portfolios you select for the Income Phase.

The contract also contains 6 fixed investment options. Your money will earn interest at the rate set by Anchor National. The interest rate is guaranteed by Anchor National for the time you agree to leave your money in the fixed investment option. We currently offer fixed investment options for 1, 3, 5, 7 and 10 year periods and a 1-year DCA account option. If you allocate money to the fixed investment options, the amount of money you are able to accumulate in your contract during the Accumulation Phase depends upon the total interest credited to your contract. An adjustment to your contract will apply to withdrawals or transfers from the 3, 5, 7 and 10 year fixed investment options prior to the end of the selected period. The amount of annuity payments you receive during the Income Phase from the fixed portion of your contract will remain level for the entire Income Phase.

===============================================================================
                           2. ANNUITY INCOME OPTIONS
===============================================================================

When you switch to the Income Phase, you will receive regular income payments under the contract. Annuity payments will be made on a monthly, quarterly, semiannual or annual basis. You can choose to have your annuity payments sent to you by check or electronically wired to your bank.

You select the date on which annuity payments are to begin, which must be the first day of a month and must be at least two years after the date your contract is issued. We call this the Annuity Date. You may change your Annuity Date at least seven days prior to the date that your payments are to begin. However, annuity payments must begin by the later of your 90th birthday or ten years after the date your contract is issued. If no Annuity Date is selected, annuity payments will begin on the later of your 90th birthday or ten years after the date your contract is issued. Certain states may require you to receive annuity payments prior to such date. If the Annuity Date is past your 85th birthday, it is possible that the contract would not be treated as an annuity and you may incur adverse tax consequences.

The Annuitant is the person on whose life annuity payments are based. You may change the Annuitant at any time prior to the Annuity Date if you are an individual designated as the owner of the contract. You may also designate a second person on whose life annuity payments are based. If the Annuitant dies before the Annuity Date, you must notify us and designate a new Annuitant.

If you do not choose an annuity income option, annuity payments will be made in accordance with option 4 (below) for 10 years. If the annuity payments are for joint lives, then we will make payments in accordance with option 3. We may pay the annuity in one lump sum if your contract is less than $5,000, where permitted by state law. Likewise, if your annuity payments would be less than $50 monthly, we have the right to change the frequency of your payment to be on a quarterly, semiannual or annual basis so that your annuity payments are at least $50. Annuity payments will be made to you unless you designate another person to receive them. In that case, you must notify us in writing at least thirty days before the Annuity Date. You will remain fully responsible for any taxes related to the annuity payments.

The contract offers 5 annuity income options. Other annuity income options may be available in the future.

     OPTION 1 - LIFE INCOME

Under this option, we will make annuity payments as long as the Annuitant is alive. Annuity payments stop when the Annuitant dies.

     OPTION 2 - JOINT AND SURVIVOR ANNUITY

Under this option, we will make annuity payments as long as the Annuitant and a designated second person are alive. Upon the death of either person, we will continue to make annuity payments so long as the survivor is alive. You choose the amount of the annuity payments to the survivor, which can be equal to 100%, 66.66% or 50% of the full amount. Annuity payments stop upon the death of the survivor.

     OPTION 3 - JOINT AND SURVIVOR LIFE ANNUITY WITH 10 YEARS GUARANTEED

This option is similar to option 2 above, with the additional guarantee that payments will be made for at least 10 years. If the Annuitant and designated second person die before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 4 - LIFE ANNUITY WITH 10 OR 20 YEARS GUARANTEED

This option is similar to option 1 above, with the additional guarantee that payments will be made for at least 10 or 20 years, as selected by you. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary.

     OPTION 5 - INCOME FOR A SPECIFIED PERIOD

Under this option, we will make annuity payments for any period of time from 5 to 30 years, as selected by you. However, the period must be for full 12-month periods. Under this option, if the Annuitant dies before all guaranteed payments have been made, the rest will be made to the Beneficiary. This option does not contain an element of mortality risk. Therefore, you will not get the benefit of the mortality component of the mortality and expense risk charge if this option is selected.

ALLOCATION OF ANNUITY PAYMENTS

On the Annuity Date, if your money is invested in the fixed investment options, your annuity payments will be fixed in amount. If your money is invested in the variable Portfolios, your annuity payments will vary depending on the investment performance of the Portfolios. If you have money in the fixed and variable investment options, your annuity payments will be based on the investment allocations. You may not convert between fixed and variable payments once annuity payments begin.

ANNUITY PAYMENTS

If you choose to have any portion of your annuity payments come from the variable Portfolios, the dollar amount of your payment will depend upon three things: (1) the value of your contract in the Portfolios on the Annuity Date,
(2) the 3.5% assumed investment rate used in the annuity table for the contract and (3) the performance of the Portfolios you selected. If the actual performance exceeds the 3.5% assumed rate, your annuity payments will increase. Similarly, if the actual rate is less than 3.5%, your annuity payments will decrease. The SAI contains detailed information and sample calculations.

TRANSFERS DURING THE INCOME PHASE

Transfers are subject to the same limitations as transfers during the Accumulation Phase. (See "Investment Options - Transfers During the Accumulation Phase"). However, you can only make one transfer each month. You may not transfer money from the fixed investment options to the variable Portfolios or from the variable Portfolios to the fixed investment options during the Income Phase. You may transfer money among the variable Portfolios.

DEFERMENT OF PAYMENTS

We may defer making fixed payments for up to six months, or less if required by state law. Interest will be credited to you during the deferral period.

===============================================================================
                           3. PURCHASING A POLARIS II
                                VARIABLE ANNUITY
===============================================================================

A Purchase Payment is the money you give us to buy the contract, as well as any additional money you give us to invest in the contract after you own it. You can purchase a Non-qualified contract with a minimum initial investment of $5,000 and a Qualified contract with a minimum initial investment of $2,000. The maximum we accept is $1,000,000 without prior approval. Payments in amounts of $500 or more may be added to your Non-qualified contract ($250 or more for Qualified contracts) at any time during the Accumulation Phase. You can make scheduled subsequent Purchase Payments of $20 or more per month by enrolling in the Automatic Payment Plan.

We may refuse any Purchase Payment. In general, we will not issue a Non-qualified contract to anyone who is age 90 or older or a Qualified contract to anyone who is age 70 1/2 or older unless you can show that the minimum distributions required by the IRS are being made.

ALLOCATION OF PURCHASE PAYMENTS

When you purchase a contract, you will allocate your Purchase Payment to the variable investment Portfolios and/or the fixed investment options. If you make additional Purchase Payments, we will allocate them in the same way unless you tell us otherwise.

Once we receive your Purchase Payment and a complete application at our principal place of business, we will issue your contract and allocate your first Purchase Payment within two business days. If you do not give us all the necessary information, we will contact you to obtain it. If we are unable to complete this process within five business days, we will either send back your money or get your permission to keep it until we get all the necessary information.

ACCUMULATION UNITS

The value of the variable portion of your contract will go up or down depending upon the investment performance of the Portfolio(s) you choose. In order to keep track of the value of your contract, we use a unit of measure called an Accumulation Unit, which works like a share of a mutual fund. During the Income Phase, we call them Annuity Units.

The value of an Accumulation Unit is determined each day that the New York Stock Exchange ("NYSE") is open. We calculate an Accumulation Unit value for each Portfolio after the NYSE closes each day. We do this by:

     (1) determining the total value of money invested in the particular Portfolio;

     (2) subtracting from that amount any insurance charges and any other charges such as taxes; and

     (3) dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit may go up or down from day to day. When you make a Purchase Payment, we credit your contract with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount of the Purchase Payment allocated to a Portfolio by the value of the Accumulation Unit for that Portfolio.

     EXAMPLE:

     We receive a $25,000 Purchase Payment from you on Wednesday. You want the money to go to the Global Bond Portfolio. We determine that the value of an Accumulation Unit for the Global Bond Portfolio is $11.10 when the NYSE closes on Wednesday. We then divide $25,000 by $11.10 and credit your contract on Wednesday night with 2252.252 Accumulation Units for the Global Bond Portfolio.

FREE LOOK

If you change your mind about owning this contract, you can cancel it within ten days after receiving it (or longer if required by state law) by mailing it back to our Annuity Service Center at P.O. Box 54299, Los Angeles, California 90054-0299. You will receive back whatever your contract is worth on the day we receive your request. Its value may be more or less than the money you initially invested. Thus, the investment risk is borne by you during the free look period.

In certain states or if you purchase your contract as an IRA, we may be required to return your Purchase Payment. If that is the case, we reserve the right to put your money in the Cash Management Portfolio during the free look period. At the end of the period, we will reallocate your money as you selected. If you cancel your contract during the free look period, we will return to you the greater of your Purchase Payments or the value of your contract.

===============================================================================
                             4. INVESTMENT OPTIONS
===============================================================================

VARIABLE INVESTMENT OPTIONS

The contract offers 25 variable investment Portfolios which invest in shares of the Anchor Series Trust or the SunAmerica Series Trust. These Portfolios are listed below. Additional Portfolios may be available in the future. SunAmerica Asset Management Corp., an indirect wholly owned subsidiary of SunAmerica Inc., is the investment adviser for both Trusts. The Trusts serve as underlying investments for other variable contracts sold by Anchor National, its affiliate, First SunAmerica Life Insurance Company, and other unaffiliated insurance companies. Neither Anchor National nor the Trusts believes offering shares of the Trusts in this manner will be disadvantageous to you. We will monitor the Trusts for any conflicts that may arise between contract owners. Additional information is contained in the prospectuses for the Trusts.

     ANCHOR SERIES TRUST

Wellington Management Company, LLP serves as subadviser to the Anchor Series Trust Portfolios. Anchor Series Trust has Portfolios in addition to those listed below which are not available for investment under the contract. The 4 available Portfolios are:

  MANAGED BY WELLINGTON MANAGEMENT COMPANY, LLP

       - Capital Appreciation Portfolio
       - Growth Portfolio
       - Natural Resources Portfolio
       - Government and Quality Bond Portfolio

     SUNAMERICA SERIES TRUST

Various subadvisers provide investment advice for the SunAmerica Series Trust Portfolios. The 21 Portfolios and the subadvisers are:

   MANAGED BY ALLIANCE CAPITAL MANAGEMENT L.P.

       - Global Equities Portfolio
       - Alliance Growth Portfolio
       - Growth-Income Portfolio

   MANAGED BY DAVIS SELECTED ADVISERS, L.P.

       - Venture Value Portfolio
       - Real Estate Portfolio

   MANAGED BY FEDERATED INVESTORS

       - Federated Value Portfolio
       - Utility Portfolio
       - Corporate Bond Portfolio

   MANAGED BY GOLDMAN SACHS ASSET MANAGEMENT/
   GOLDMAN SACHS ASSET MANAGEMENT INTERNATIONAL

       - Asset Allocation Portfolio
       - Global Bond Portfolio

   MANAGED BY MORGAN STANLEY ASSET MANAGEMENT INC.

       - International Diversified Equities Portfolio
       - Worldwide High Income Portfolio

   MANAGED BY PHOENIX INVESTMENT COUNSEL, INC.

       - Growth/Phoenix Investment Counsel Portfolio
       - Balanced/Phoenix Investment Counsel Portfolio

   MANAGED BY PUTNAM INVESTMENT MANAGEMENT, INC.

       - Putnam Growth Portfolio
       - International Growth and Income Portfolio
       - Emerging Markets Portfolio

   MANAGED BY SUNAMERICA ASSET MANAGEMENT CORP.
       - Aggressive Growth Portfolio
       - SunAmerica Balanced Portfolio
       - High-Yield Bond Portfolio
       - Cash Management Portfolio

YOU SHOULD READ THE PROSPECTUSES FOR THE ANCHOR SERIES TRUST AND THE SUNAMERICA SERIES TRUST CAREFULLY BEFORE INVESTING. THESE PROSPECTUSES CONTAIN DETAILED INFORMATION ABOUT THE PORTFOLIOS AND ARE ATTACHED TO THIS PROSPECTUS.

FIXED INVESTMENT OPTIONS

The contract also offers 6 fixed investment options. We currently offer fixed investment options for 1, 3, 5, 7, and 10 year periods and a 1-year DCA account option for contract owners participating in the Dollar Cost Averaging Program. The fixed investment options offer interest rates that are guaranteed by Anchor National. Interest rates may differ from time to time due to changes in market conditions but will not be less than 3%. The interest rates offered for a specified period for new Purchase Payments may differ from the interest rates offered for money already in the fixed investment option. Once an interest rate is established, it will not change during the specified period. The interest rates are set at Anchor National's sole discretion.

If you have money allocated to the 1, 3, 5, 7 or 10 year fixed investment options, you can renew for another 1, 3, 5, 7 or 10 year period or put your money into one or more of the variable Portfolios after the end of the specified period. Unless you specify otherwise before the end of the period, we will keep your money in the fixed investment option for the same period you previously selected. You will receive the interest rate then in effect.

The 1-year fixed investment option and the 1-year DCA account are not registered under the Securities Act of 1933 and are not subject to other provisions of the Investment Company Act of 1940.

     MARKET VALUE ADJUSTMENT

NOTE: THE FOLLOWING DISCUSSION APPLIES TO THE 3, 5, 7 AND 10 YEAR FIXED INVESTMENT OPTIONS ONLY.

If you take your money out of the fixed investment options (whether by withdrawal, transfer or annuitization) before the end of the specified period, we will make an adjustment to the value of your contract. This adjustment, called a "market value adjustment," can increase or decrease the value of your contract. The market value adjustment reflects the differing interest rate environments between the time you put your money into the fixed investment option and the time you take your money out of the fixed investment option.

We calculate the market value adjustment by comparing the interest rate you received on the money you put into the fixed investment option against the interest rate we are currently offering to contract owners for the period of time remaining in the specified period. If we do not offer an interest rate for that period, the interest rate will be determined by linear interpolation between interest rates for the two nearest periods that are available.

Generally, if interest rates have dropped between the time you put your money into the fixed investment option and the time you take it out, there will be a positive adjustment to the value of your contract. Conversely, if interest rates have increased between the time you put your money into the fixed investment option and the time you take it out, there will be a negative adjustment to the value of your contract.

If the market value adjustment is negative, it will be assessed first against any money remaining in the fixed investment option and then against the money you take out of the fixed investment option. If the market value adjustment is positive, it will be added to the amount you take out of the fixed account.

Appendix A provides more information about how we calculate the market value adjustment and gives some examples of the impact of the adjustment.

TRANSFERS DURING THE ACCUMULATION PHASE

You can transfer money among the Portfolios and the fixed investment options by written request or by telephone. You can make fifteen transfers every year without charge. We measure a year from the anniversary of the day we issued your contract. If you make more than 15 transfers in a year, there is a $25 transfer fee for each transfer thereafter ($10 in Pennsylvania and Texas). Transfers under Dollar Cost Averaging are included as part of your 15 free transfers each year. However, transfers under Asset Allocation Rebalancing are not counted against your 15 free transfers each year.

The minimum amount you can transfer is $100. You cannot make a partial transfer if the value of the Portfolio from which the transfer is being made would be less than $100 after the transfer. Your request for transfer must clearly state which investment options are involved and the amount. We will accept transfers by telephone unless you specify otherwise on your contract application. We have in place procedures to provide reasonable assurance that instructions given to us by telephone are genuine. Thus, we disclaim all liability for any claim, loss or expense from any error. If we fail to use such procedures, we may be liable for any losses due to unauthorized or fraudulent instructions.

We reserve the right to modify, suspend or terminate the transfer provisions at any time. We also reserve the right to waive the $100 minimum amount for Dollar Cost Averaging and Asset Allocation Rebalancing.

DOLLAR COST AVERAGING PROGRAM

The Dollar Cost Averaging Program allows you to systematically transfer a set amount or percentage from one variable Portfolio or the 1-year fixed investment option to any other variable Portfolio(s). You can also select to transfer the entire value in a variable Portfolio or the 1-year fixed investment option in a stated number of transfers. Transfers may be on a monthly or quarterly basis. You can change the amount or frequency at any time by notifying us in writing. The minimum amount that can be transferred is $100.

You may also set up dollar cost averaging using the 1-year DCA account. In that case, all your money in that account will be transferred to the variable Portfolio(s) in either 12 or 4 transfers by the end of the 1-year period, depending on the frequency you selected. Once selected, you cannot change the amount or frequency. The minimum amount that can be transferred from the 1-year DCA account is also $100.

The interest rate offered for the 1-year DCA account may be different from the interest rate offered to contract owners using the 1-year fixed investment option for this program. If you terminate this program and are dollar cost averaging from the 1-year DCA account, any money remaining in the 1-year DCA account will be automatically transferred to the 1-year fixed investment option and earn the interest rate then in effect for that investment option.

By allocating amounts on a regular schedule as opposed to allocating the total amount at one particular time, you may be less susceptible to the impact of market fluctuations. However, there is no assurance that you will make a greater profit. You are still subject to loss in a declining market. Dollar cost averaging involves continuous investment in securities regardless of fluctuating price levels. You should consider your financial ability to continue to invest through periods of fluctuating prices.

Transfers under the program are included as part of your 15 free transfers each year. However, any transfer to the 1-year fixed investment option upon termination of this program will not be counted against your 15 free transfers. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to gradually move $750 each quarter from the Cash Management Portfolio to the Aggressive Growth Portfolio over six quarters. You set up dollar cost averaging and purchase Accumulation Units at the following values:

-----------------------------------------
             ACCUMULATION      UNITS
  QUARTER        UNIT        PURCHASED
-----------------------------------------
     1          $ 7.50          100
     2          $ 5.00          150
     3          $10.00           75
     4          $ 7.50          100
     5          $ 5.00          150
     6          $ 7.50          100
-----------------------------------------

     You paid an average price of only $6.67 per Accumulation Unit over the six quarters, while the average market price actually was $7.08. By investing an equal amount of money each month, you automatically buy more Accumulation Units when the market price is low and fewer Accumulation Units when the market price is high.

ASSET ALLOCATION REBALANCING PROGRAM

Once your money has been allocated among the investment options, the earnings may cause the percentage invested in each investment option to differ from your original percentage allocations. You can direct us to automatically rebalance your contract to return to your original percentage allocations by selecting our Asset Allocation Rebalancing Program. Rebalancing may be on a calendar quarter, semiannual or annual basis. Rebalancing will occur on the last business day of the month for the period you selected.

Transfers under the program are not counted against your 15 free transfers each year. We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want your initial Purchase Payment split between two Portfolios. You want 50% in the Corporate Bond Portfolio and 50% in the Growth Portfolio. Over the next calendar quarter, the bond market does very well while the stock market performs poorly. At the end of the calendar quarter, the Corporate

Bond Portfolio now represents 60% of your holdings because it has increased in value and the Growth Portfolio represents 40% of your holdings. If you had chosen quarterly rebalancing, on the last day of that quarter, we would sell some of your units in the Corporate Bond Portfolio to bring its holdings back to 50% and use the money to buy more units in the Growth Portfolio to increase those holdings to 50%.

PRINCIPAL ADVANTAGE PROGRAM

The Principal Advantage Program allows you to allocate Purchase Payments to a fixed investment option and one or more variable Portfolios without any market risk to your principal. You decide how much you want to invest and when you would like a return of your principal. We will calculate how much of your Purchase Payment needs to be allocated to the 1, 3, 5, 7 or 10 year fixed investment options to ensure that this money will grow to equal the full amount of your Purchase Payment by the end of the selected period. The rest of your Purchase Payment may then be divided among the variable Portfolios where it has the potential to achieve greater growth.

We reserve the right to modify, suspend or terminate this program at any time.

     EXAMPLE:

     Assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in 7 years. If the 7-year fixed investment option is offering a 7% interest rate, we will allocate $62,275 to the 7-year fixed investment option to ensure that this amount will grow to $100,000 at the end of the 7-year period. The remaining $37,725 may be allocated among the variable Portfolios, as determined by you, to provide opportunity for greater growth.

VOTING RIGHTS

Anchor National is the legal owner of the Trusts' shares. However, when a Portfolio solicits proxies in conjunction with a vote of shareholders, we are required to obtain from you instructions as to how to vote those shares. When we receive those instructions, we will vote all of the shares we own in proportion to those instructions. This will also include any shares that we own on our behalf. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

SUBSTITUTION

If any of the Portfolios you selected are no longer available, we may be required to substitute shares of another Portfolio. We will seek prior approval of the SEC and give you notice before doing this.

===============================================================================
                                  5. EXPENSES
===============================================================================

There are charges and other expenses associated with the contract that will reduce your investment return. These charges and expenses are described below.

INSURANCE CHARGES

Each day, we make a deduction for our insurance charges. This is done as part of our calculation of the value of the Accumulation Units during the Accumulation Phase and the Annuity Units during the Income Phase. The insurance charges consist of the mortality and expense risk and the distribution expense charge.

     MORTALITY AND EXPENSE RISK CHARGE

This charge is equal, on an annual basis, to 1.37% of the daily value of the contract invested in a Portfolio. This charge is for our obligation to make annuity payments, to provide the death benefits and for assuming the risk that the current charges will be insufficient in the future to cover the cost of administering the contract.

If the charges under the contract are not sufficient, we will bear the loss. We will not increase this charge. We may use any profits from this charge to pay for the costs of distributing the contract.

     DISTRIBUTION EXPENSE CHARGE

This charge is equal, on an annual basis, to .15% of the daily value of the contract invested in a Portfolio. This charge is for all expenses associated with the distribution of the contract. These expenses include preparing the contract, confirmations and statements, providing sales support, and maintaining contract records. If this charge is not enough to cover the costs of distributing the contract, we will bear the loss.

WITHDRAWAL CHARGES

Withdrawals in excess of your free withdrawal amount, as described in more detail under "Access To Your Money," will be assessed a withdrawal charge. You will not receive the benefit of any free withdrawal amount if you withdraw your entire contract value.

We keep track of each Purchase Payment and assess a charge based on the length of time a Purchase Payment is in your contract before it is withdrawn. After a Purchase Payment has been in your contract for seven years, no withdrawal charges are assessed on withdrawals of that Purchase Payment.

The withdrawal charge is assessed as a percentage of the Purchase Payment you withdraw, which declines each year the Purchase Payment is in the contract as follows:

-----------------------------------------------------------------------------------
           YEAR                1      2      3      4      5      6      7      8+
-----------------------------------------------------------------------------------
     WITHDRAWAL CHARGE        7%     6%     5%     4%     3%     2%     1%     0%
-----------------------------------------------------------------------------------

If the withdrawal is for only part of the contract, we will deduct the withdrawal charge from the remaining value in your contract. For purposes of calculating the withdrawal charge, we treat withdrawals as coming from the oldest Purchase Payment first. However, for tax purposes, earnings are considered withdrawn first.

We will not assess a withdrawal charge for money withdrawn to pay a death benefit or for annuity payments during the Income Phase.

INVESTMENT CHARGES

If you have money allocated to the variable Portfolios, there are deductions from and expenses paid out of the assets of the various Portfolios. These investment charges are summarized in the Fee Tables. For more detailed information, you should refer to the prospectuses for the Anchor Series Trust and the SunAmerica Series Trust.

CONTRACT MAINTENANCE FEE

During the Accumulation Phase, we will deduct a $35 contract maintenance fee ($30 in North Dakota) from your contract on each contract anniversary. This fee is for expenses incurred to establish and maintain your contract. This fee cannot be increased. If you make a complete withdrawal from your contract, the entire contract maintenance fee will be deducted prior to the withdrawal.

We will not deduct the contract maintenance fee if the value of your contract is $50,000 or more when the deduction is to be made. We may discontinue this practice at any time.

TRANSFER FEE

You can make 15 free transfers every year. We measure a year from the day we issue your contract. If you make more than 15 transfers a year, we will deduct a $25 transfer fee on each subsequent transfer ($10 in Pennsylvania and Texas).

PREMIUM TAXES

We are responsible for the payment of premium taxes, if any, charged by some states and will make a deduction from your contract for them. These taxes are due either when the contract is issued or when annuity payments begin. It is our current practice not to charge you for these taxes until annuity payments begin or a full surrender is made. In the future, we may discontinue this practice and assess the tax when it is due or upon the payment of the death benefit.
Appendix B provides more information about the premium taxes assessed in each state.

INCOME TAXES

Although we do not currently deduct any income taxes borne under your contract, we reserve the right to do so in the future.

REDUCTION OR ELIMINATION OF CERTAIN CHARGES

We will reduce or eliminate the amount of certain insurance charges when the contract is sold to groups of individuals under circumstances which reduce its sales expenses. We will determine the eligibility of such groups by considering the following factors: (1) the size of the group; (2) the total amount of Purchase Payments we expect to receive from the group; (3) the nature of the purchase and the persistency we expect in that group; (4) the purpose of the purchase and whether that purpose makes it likely that expenses will be reduced; and (5) any other circumstances which we believe to be relevant in determining whether reduced sales expenses may be expected.

===============================================================================
                                    6. TAXES
===============================================================================

NOTE: WE HAVE PREPARED THE FOLLOWING INFORMATION ON TAXES AS A GENERAL DISCUSSION OF THE SUBJECT. IT IS NOT INTENDED AS TAX ADVICE. YOU ARE CAUTIONED TO SEEK COMPETENT TAX ADVICE ABOUT YOUR OWN CIRCUMSTANCES. WE DO NOT GUARANTEE THE TAX STATUS OF THE ANNUITY.

ANNUITY CONTRACTS IN GENERAL

The Internal Revenue Code ("IRC") provides for special rules regarding the tax treatment of annuity contracts. Generally, you will not be taxed on the earnings in your annuity contract until you take the money out. Different rules apply depending on how you take the money out and whether your contract is Qualified or Non-qualified.

If you do not purchase your contract under a pension plan, specially sponsored program or an individual retirement account, your contract is referred to as a Non-qualified contract and receives different tax treatment than a Qualified contract. In general, your cost basis in a Non-qualified contract is equal to the Purchase Payments you put into the contract. You have already been taxed on the cost basis in your contract.

If you purchase your contract under a pension plan, specially sponsored program or as an individual retirement account, your contract is referred to as a Qualified contract. Examples of qualified plans are: Individual Retirement Annuities, Tax-Sheltered Annuities (referred to as 403(b) contracts),

H.R. 10 Plans (referred to as Keogh Plans) and pension and profit sharing plans, including 401(k) plans. Typically you have not paid any tax on the Purchase Payments used to buy your contract and therefore, you have no cost basis in your contract.

TAX TREATMENT OF DISTRIBUTIONS-
NON-QUALIFIED CONTRACTS

If you make a withdrawal from a Non-qualified contract, the IRC treats such a withdrawal as first coming from the earnings and then as coming from your Purchase Payments. For annuity payments, any portion of each payment that is considered a return of your Purchase Payment will not be taxed. Withdrawn earnings are treated as income to you and are taxable. The IRC further provides for a 10% tax penalty on any earnings that are withdrawn other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; (5) under an immediate annuity; or (6) which come from Purchase Payments made prior to August 14, 1982.

TAX TREATMENT OF DISTRIBUTIONS-
QUALIFIED CONTRACTS

Generally, you have not paid any taxes on the Purchase Payments used to buy a Qualified contract or on any earnings and therefore, any amount you take out as a withdrawal or as annuity payments will be taxable income. The IRC further provides for a 10% tax penalty on any withdrawal or annuitization paid to you other than in conjunction with the following circumstances: (1) after reaching age 59 1/2; (2) by your Beneficiary after you die; (3) after you become disabled (as defined in the IRC); (4) in a series of substantially equal installments made for your life or for the joint lives of you and your Beneficiary; and, except in the case of an IRA as to the following (5) after you separate from service after attaining age 55; (6) to the extent such withdrawals do not exceed limitations set by the IRC for amounts paid during the taxable year for medical care; and (7) to an alternate payee pursuant to a qualified domestic relations order.

The IRC limits the withdrawal of Purchase Payments from certain Tax-Sheltered Annuities. Withdrawals can only be made when an owner: (1) reaches age 59 1/2;
(2) leaves his or her job; (3) dies; (4) becomes disabled (as defined in the IRC); or (5) in the case of hardship. In the case of hardship, the owner can only withdraw an amount equal to Purchase Payments and not any earnings.

DIVERSIFICATION

The IRC imposes certain diversification requirements on the underlying investments for a variable annuity in order to be treated as a variable annuity for tax purposes. We believe that the variable Portfolios are being managed so as to comply with these requirements.

The diversification regulations do not provide guidance as to the circumstances under which you, because of the degree of control you exercise over the underlying investments, and not Anchor National, would be considered the owner of the shares of the Portfolios. It is unknown to what extent owners are permitted to select investments, to make transfers among portfolios or the number and type of portfolios owners may select from. If any guidance is provided which is considered a new position, then the guidance would generally be applied prospectively. However, if such guidance is considered not to be a new position, it may be applied retroactively. This would mean you, as the owner of the contract, could be treated as the owner of the variable investment Portfolios.

Due to the uncertainty in this area, we reserve the right to modify the contract in an attempt to maintain favorable tax treatment.

================================================================================
                            7. ACCESS TO YOUR MONEY
================================================================================

Under your contract, money can be accessed in the following ways: (1) by making a withdrawal, either for a part of the value of your contract or for the entire value of your contract during the Accumulation Phase; (2) by receiving annuity payments during the Income Phase; and (3) when a death benefit is paid to your Beneficiary.

Generally, withdrawals are subject to a withdrawal charge, a market value adjustment if the money is withdrawn from the 3, 5, 7 or 10 year fixed investment options and, if you withdraw your entire contract value, premium taxes and a contract maintenance fee. (See "Expenses" for more complete information).

Your contract provides for a free withdrawal amount. For purposes of calculating your free withdrawal amount, there are some special terms you should know and understand how we define and calculate them.

Your "total invested amount" is equal to the sum of all your Purchase Payments less any amounts previously withdrawn that incurred a withdrawal charge, and less any Purchase Payments withdrawn that were not subject to a withdrawal charge. A "penalty-free earnings" amount is also calculated by taking the value of your contract on the day you make the withdrawal and subtracting your total invested amount. Any free withdrawals made in excess of your penalty-free earnings will be considered a withdrawal of future penalty-free earnings and therefore not a withdrawal of your total invested amount.

During the first year, your free withdrawal amount is equal to the penalty-free earnings in your contract as of the date you make the withdrawal or, if you participate in the Systematic

Withdrawal Program, you may withdraw 10% of your total invested amount less any withdrawals made during the year. After the first year, your maximum free withdrawal amount is the greater of: (1) the penalty-free earnings or (2) 10% of your total invested amount that has been invested for at least one year, less any withdrawals made during the year.

Although amounts withdrawn free of a withdrawal charge may reduce your principal, they do not reduce your "total invested amount" for purposes of calculating the withdrawal charge, the penalty-free earnings in your contract or the free withdrawal amount under the Systematic Withdrawal Program. As a result, you will not receive the benefit of any free withdrawal amounts if you make a complete withdrawal of your contract.

If you make a complete withdrawal, you will receive the value of your contract, less any applicable fees and charges, as calculated on the day following receipt by us at our principal place of business of a complete withdrawal request. Your contract must be submitted as well.

Under most circumstances, partial withdrawals must be for a minimum of $1,000. We require that the value left in any Portfolio or the fixed investment option be at least $100 after the withdrawal. Unless you provide us with different instructions, partial withdrawals will be made pro rata from each Portfolio and the fixed investment option in which your contract is invested. You must send a written withdrawal request to us prior to any withdrawal being made.

We may be required to suspend or postpone the payment of a withdrawal for any period of time when: (1) the NYSE is closed (other than a customary weekend and holiday closings); (2) trading on the NYSE is restricted; (3) an emergency exists such that disposal of or determination of the value of shares of the portfolios is not reasonably practicable; (4) the SEC, by order, so permits for the protection of contract owners.

Additionally, we reserve the right to defer payments for a withdrawal from the fixed investment option for the period permitted by law but not for more than six months.

SYSTEMATIC WITHDRAWAL PROGRAM

This program allows you to receive either monthly, quarterly, semiannual or annual checks during the Accumulation Phase. You can also choose to have systematic withdrawals electronically wired to your bank account. The minimum amount of each withdrawal is $250. Withdrawals may be taxable and a 10% IRS tax penalty may apply if you are under age 59 1/2. There is no charge for participating in this program.

This program is not available to everyone. Please check with our Annuity Service Center, which can provide the necessary enrollment forms. We reserve the right to modify, suspend or terminate this program at any time.

WITHDRAWAL CHARGES, MARKET VALUE ADJUSTMENTS, INCOME TAXES, TAX PENALTIES AND CERTAIN RESTRICTIONS MAY APPLY TO ANY WITHDRAWAL YOU MAKE.

MINIMUM CONTRACT VALUE

Where permitted by state law, we may terminate your contract if both of the following occur: (1) your contract is less than $500 as a result of withdrawals and (2) no Purchase Payments have been made during the past three years. We will provide you with sixty days written notice and distribute the contract's remaining value to you.

===============================================================================
                                 8. PERFORMANCE
===============================================================================

From time to time we may advertise the Cash Management Portfolio's yield and effective yield. In addition, the other variable investment Portfolios may also advertise total return, gross yield and yield to maturity information. These figures are based on historical data and are not intended to indicate future performance.

For periods starting prior to the date the contracts were first offered, the performance will be derived from the performance of the corresponding portfolios of the Trusts, modified to reflect Polaris II charges and expenses as if the contracts had been in existence during the period stated in the advertisement. Thus, these figures should not be construed to reflect actual historic performance.

More detailed information on the method used to calculate performance for the Portfolios is contained in the SAI.

The performance of each Portfolio may also be measured against unmanaged market indices, including but not limited to the Dow Jones Industrial Average, the Standard & Poor's 500, the Russell 1000 Growth Index, the Morgan Stanley Capital International Europe, Australia, and Far East Index (EAFE) and the Morgan Stanley Capital International World Index, and may be compared to that of other variable annuities with similar objectives and policies as reported by independent ranking agencies such as Morningstar, Inc., Lipper Analytical Services, Inc. or Variable Annuity Reporting Data Service.

At times Anchor National may also advertise the ratings and other information assigned to it by independent rating organizations such as A.M. Best Company ("A.M. Best"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Insurance Rating Services ("S&P"), and Duff & Phelps. A.M. Best's and Moody's ratings reflect their current opinion of our financial strength and performance in comparison to others in the life/health insurance industry. S&P's and Duff & Phelps' ratings measure the ability of an insurance company to meet its obligations under insurance policies it issues and do not measure the ability of such companies to meet other non-policy obligations. The ratings also do not relate to the performance of the Portfolios.

==============================================================================
                                9. DEATH BENEFIT
==============================================================================

If you should die during the Accumulation Phase of your contract, we will pay a death benefit to your Beneficiary. You must select from the two death benefit options described below at the time you purchase your contract. Once selected, the death benefit option may not be changed. You should discuss with your financial representative the options available to you and which option is best for you.

    OPTION 1 - PURCHASE PAYMENT ACCUMULATION OPTION

The death benefit is the greater of:

(1) the value of your contract at the time we receive adequate proof of death,

(2) total Purchase Payments less any withdrawals, all compounded at 4% annually until the date of death (3% if age 70 or older at time of issue), or

(3) the value of your contract on the seventh contract anniversary less any withdrawals plus any additional Purchase Payments since the seventh anniversary, all compounded at 4% annually until the date of death (3% if age 70 or older at time of issue).

    OPTION 2 - MAXIMUM ANNIVERSARY VALUE OPTION

The death benefit is the greater of:

(1) the value of your contract at the time we receive adequate proof of death,

(2) total Purchase Payments less any withdrawals, or

(3) the maximum of the anniversary values up to your 81st birthday. The anniversary value is equal to the value of your contract on the contract anniversary less any withdrawals plus any additional Purchase Payments since that anniversary.

If you are age 90 or older at the time of death, the death benefit under option 2 is the value of your contract at the time we receive adequate proof of death.

In general, you would not get the advantage of the second option if you are over age 80 at the time your contract is issued or age 90 or older at the time of death.

The death benefit is not paid after you switch to the Income Phase. During the Income Phase, your Beneficiary(ies) will receive any remaining guaranteed annuity payments in accordance with the annuity option you choose.

You may select the Beneficiary(ies) to receive any amounts payable on death. You may change the Beneficiary at any time, unless you previously made an irrevocable Beneficiary designation. A new Beneficiary designation in not effective until we record the change.

The death benefit is immediately payable under the contract. However, in any event, the entire death benefit must be paid within five years of the date of death unless the Beneficiary elects to have it payable in the form of an annuity. If the Beneficiary elects an annuity option, it must be paid over the Beneficiary's lifetime or for a period not extending beyond the Beneficiary's life expectancy. If the Beneficiary is the spouse of the owner, he or she can elect to continue the contract at the then current value, in which case he or she will not receive the death benefit.

The death benefit will be paid out when we receive adequate proof of death: (1) a certified copy of a death certificate; (2) a certified copy of a decree of court of competent jurisdiction as to the finding of death; (3) a written statement by a medical doctor who attended the deceased at the time of death; or
(4) any other proof satisfactory to us. We may also require additional documentation or proof in order for the death benefit to be paid. If the Beneficiary does not make a specific election within sixty days of our receipt of such proof of death, the death benefit will be paid in a lump sum.

===============================================================================
                             10. OTHER INFORMATION
===============================================================================

ANCHOR NATIONAL

Anchor National and its affiliates, SunAmerica Life Insurance Company, First SunAmerica Life Insurance Company, CalFarm Life Insurance Company, SunAmerica Asset Management Corp., Imperial Premium Finance, Inc., Resources Trust Company and three broker-dealers, offer a full line of financial services, including fixed and variable annuities, mutual funds, premium finance, broker-dealer and trust administration services. Anchor National is an indirect wholly owned subsidiary of SunAmerica Inc. Anchor National is licensed to do business in the District of Columbia and all states except New York.

THE SEPARATE ACCOUNT

Anchor National originally established a separate account, Variable Separate Account, under California law on June 25, 1981. We redomesticated under Arizona law on January 1, 1996 and the separate account was assumed by Anchor National. The separate account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940.

Anchor National owns the assets in the separate account. However, the assets in the separate account are not chargeable with liabilities arising out of any other business Anchor National may conduct. Income, gains and losses (realized and unrealized) resulting from the assets in the separate account are credited to or charged against the separate account without regard to other income, gains or losses of Anchor National.

THE GENERAL ACCOUNT

If you put your money into the fixed investment options, it goes into Anchor National's general account. The general account is made up of all of Anchor National's assets other than assets attributable to a separate account. All of the assets in the general account are chargeable with the claims of any Anchor National contract owners as well as all creditors. The general account is invested in assets permitted by state insurance law.

DISTRIBUTION

The contract is sold through registered representatives of broker-dealers. Commissions are paid to registered representatives for the sale of contracts. Commissions are not expected to exceed 7% of your Purchase Payment. Under some circumstances, we may pay a persistency bonus in addition to standard commissions. Usually the standard commission is lower when we pay a persistency bonus, which is not anticipated to exceed 1.5% annually. Commissions paid to registered representatives are not directly deducted from your Purchase Payment.

SunAmerica Capital Services, Inc., 733 Third Avenue, 4th Floor, New York, New York 10017 acts as the distributor of the contracts. SunAmerica Capital Services, Inc., an affiliate of Anchor National, is registered as a broker-dealer under the Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc.

ADMINISTRATION

We are responsible for all the administrative servicing of your contract. Please contact Anchor National's Annuity Service Center at the telephone number and address provided in the profile section of this prospectus if you have any comment, question or service request.

We will send out transaction confirmations and quarterly statements. Please review these documents carefully and notify us of any inaccuracies immediately. We will investigate all questions and, to the extent we have made an error, we will retroactively adjust your contract provided you have notified us within thirty days of receiving the transaction confirmation or quarterly statement, as applicable. All other adjustments will be made as of the time we receive notice of the error.

LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the separate account. Anchor National and its subsidiaries are engaged in various kinds of routine litigation which, in management's judgment, are not of material importance to their respective total assets or material with respect to the separate account.

OWNERSHIP

The Polaris II Variable Annuity is a Flexible Payment Group Deferred Annuity Contract. A group contract is issued to a contractholder, for the benefit of the participants in the group. You are a participant in the group and will receive a certificate evidencing your ownership. You, as the owner of a certificate, are entitled to all the rights and privileges of ownership. As used in this prospectus, the term contract refers to your certificate. In some states a Flexible Payment Individual Modified Guaranteed and Variable Deferred Annuity Contract may be available instead, which is identical to the group contract described in this prospectus except that it is issued directly to the owner.

CUSTODIAN

State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, serves as the custodian of the assets of the separate account. Anchor National pays State Street Bank for services based on a schedule of fees.

ADDITIONAL INFORMATION

Anchor National is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with such requirements, we file reports and other information with the SEC. Such reports and other information we file can be inspected and copied. Copies can be obtained at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the regional offices in Chicago and New York. The addresses of these regional offices are as follows: 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material also can be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the rules and regulations of the SEC at prescribed rates.

Registration statements have been filed with the SEC, Washington, D.C., under the Securities Act of 1933 as amended, relating to the contracts offered by this prospectus. This prospectus does not contain all the information set forth in the registration statements and the exhibits filed as part of the registration statements. Reference should be made to such registration statements and exhibits for further information concerning the separate account, Anchor National and its general account, the Portfolios and the contract.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data of Anchor National and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operation, both of which follow this selected information.

                                                                                                            THREE MONTHS ENDED
                                                        YEARS ENDED SEPTEMBER 30,                              DECEMBER 31,
                                      --------------------------------------------------------------     ------------------------
                                         1992         1993         1994         1995         1996           1995         1996
                                      ----------   ----------   ----------   ----------   ----------     ----------   -----------
                                                                            (IN THOUSANDS)
RESULTS OF OPERATIONS
Net investment income...............  $   36,499   $   48,912   $   58,996   $   50,083   $   56,843     $   14,617   $    14,544
Net realized investment losses......     (22,749)     (22,247)     (33,713)      (4,363)     (13,355)       (12,800)      (19,116)
Fee income..........................      97,220      118,247      131,225      135,214      160,931         37,284        44,820
General and administrative
  expenses..........................     (55,615)     (55,142)     (52,636)     (61,629)     (80,048)       (16,997)      (22,322)
Provision for future guaranty fund
  assessments.......................          --       (4,800)          --           --           --             --            --
Amortization of deferred acquisition
  costs.............................     (18,224)     (30,825)     (44,195)     (58,713)     (57,520)       (13,658)      (13,817)
Annual commissions..................        (215)        (312)      (1,158)      (2,658)      (4,613)          (939)       (1,433)
Other income and expenses...........       9,218        9,679        8,801        7,063        7,070          1,768         2,270
                                      ----------   ----------   ----------   ----------   ----------     ----------    ----------
PRETAX INCOME.......................      46,134       63,512       67,320       64,997       69,308          9,275         4,946
Income tax expense..................     (15,361)     (21,794)     (22,705)     (25,739)     (24,252)        (3,449)       (1,600)
                                      ----------   ----------   ----------   ----------   ----------     ----------    ----------
Income from continuing operations...      30,773       41,718       44,615       39,258       45,056          5,826         3,346
Net income of subsidiaries sold to
  affiliates........................       1,312           --           --           --           --             --            --
                                      ----------   ----------   ----------   ----------   ----------     ----------    ----------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING FOR INCOME
  TAXES.............................      32,085       41,718       44,615       39,258       45,056          5,826         3,346
Cumulative effect of change in
  accounting for income taxes.......          --           --      (20,463)          --           --             --            --
NET INCOME..........................  $   32,085   $   41,718   $   24,152   $   39,258   $   45,056     $    5,826   $     3,346
                                      ==========   ==========   ==========   ==========   ==========     ==========    ==========

                                                             AT SEPTEMBER 30,                                AT DECEMBER 31,
                                      --------------------------------------------------------------     ------------------------
                                         1992         1993         1994         1995         1996           1995         1996
                                      ----------   ----------   ----------   ----------   ----------     ----------   -----------
                                                                            (IN THOUSANDS)
FINANCIAL POSITION
Investments.........................  $2,126,899   $2,093,100   $1,632,072   $2,114,908   $2,329,232     $1,964,418   $ 2,703,683
Variable annuity assets.............   3,284,507    4,170,275    4,486,703    5,230,246    6,311,557      5,418,534     6,784,374
Deferred acquisition costs..........     288,264      336,677      416,289      383,069      443,610        379,922       461,637
Other assets........................      91,588       71,337       67,062       55,474      120,136         81,466        76,014
                                      ----------   ----------   ----------   ----------   ----------     ----------   -----------
TOTAL ASSETS........................  $5,791,258   $6,671,389   $6,602,126   $7,783,697   $9,204,535     $7,844,340   $10,025,708
                                      ==========   ==========   ==========   ==========   ==========     ==========   ===========
Reserves for fixed annuity
  contracts.........................  $1,735,565   $1,562,136   $1,437,488   $1,497,052   $1,789,962     $1,473,964   $ 2,024,873
Reserves for guaranteed investment
  contracts.........................          --           --           --      277,095      415,544        277,167       420,871
Variable annuity liabilities........   3,284,507    4,170,275    4,486,703    5,230,246    6,311,557      5,418,534     6,784,374
Other reserves, payables and accrued
  liabilities.......................     398,045      495,308      195,134      227,953       96,196         79,466       157,622
Subordinated notes payable to
  Parent............................      15,500       34,432       34,712       35,832       35,832         35,832        35,903
Deferred income taxes...............      35,163       38,145       64,567       73,459       70,189         72,934        71,943
Shareholder's equity................     322,478      371,093      383,522      442,060      485,255        486,443       530,122
                                      ----------   ----------   ----------   ----------   ----------     ----------   -----------
TOTAL LIABILITIES AND SHAREHOLDER'S
  EQUITY............................  $5,791,258   $6,671,389   $6,602,126   $7,783,697   $9,204,535     $7,844,340   $10,025,708
                                      ==========   ==========   ==========   ==========   ==========     ==========   ===========

MANAGEMENT DISCUSSION AND ANALYSIS

Management's discussion and analysis of financial condition and results of operations of Anchor National for the three years in the period ended September 30, 1996 follows. In connection with, and because it desires to take advantage of, the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, Anchor National cautions readers regarding certain forward-looking statements contained in the following discussion and in any other statements made by, or on behalf of, Anchor National, whether or not in future filings with the Securities and Exchange Commission (the "SEC"). Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results, or other developments. In particular, statements using verbs such as "expect," "anticipate," "believe" or words of similar import generally involve forward-looking statements. Without limiting the foregoing, forward-looking statements which represent Anchor National's beliefs concerning future or projected levels of sales of Anchor National's products, investment spreads or yields, or the earnings or profitability of Anchor National's activities.

Forward-looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Anchor National's control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Anchor National. Whether or not actual results differ materially from the forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, some of which may be national in scope, such as general economic conditions and changes in interest rates, some of which may be related to the insurance industry generally, such as pricing competition, regulatory developments and industry consolidation, and others of which may relate to Anchor National specifically, such as credit, volatility, and other risks associated with Anchor National's investment portfolio, and other factors. Investors are also directed to consider other risks and uncertainties discussed in documents filed by Anchor National with the SEC. Anchor National disclaims any obligation to update forward-looking information.

RESULTS OF OPERATIONS FOR THE FISCAL YEARS 1994, 1995 AND 1996

INCOME BEFORE CUMULATIVE EFFECTIVE OF CHANGE IN ACCOUNTING FOR INCOME TAXES totaled $45.1 million in 1996, compared with $39.3 million in 1995 and $44.6 million in 1994. The cumulative effect of the change in accounting for income taxes resulting from the 1994 implementation of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," amounted to a nonrecurring non-cash charge of $20.5 million. Accordingly, net income amounted to $24.1 million in 1994.

PRETAX INCOME totaled $69.3 million in 1996, $65.0 million in 1995, and $67.3 million in 1994. The $4.3 million improvement in 1996 over 1995 primarily resulted from increased net investment income and significantly increased fee income partially offset by increased net realized investment losses and additional general and administrative expenses. The $2.3 million decline in 1995 over 1994 primarily resulted from additional amortization of deferred acquisition costs, increased general and administrative expenses and decreased net investment income, partially offset by decreased net realized investment losses.

NET INVESTMENT INCOME, which is the spread between the income earned on invested assets and the interest paid on fixed annuities and other interest-bearing liabilities, totaled $56.8 million in 1996, $50.1 million in 1995 and $59.0 million in 1994. These amounts represent 2.59% on average invested assets (computed on a daily basis) of $2.19 billion in 1996, 2.95% on average invested assets of $1.70 billion in 1995 and 3.78% on average invested assets of $1.56 billion in 1994.

Net investment income also includes the effect of income earned on the excess of average invested assets over average interest-bearing liabilities. This excess amounted to $142.9 million in 1996, $108.4 million in 1995 and $49.5 million in 1994. The difference between Anchor National's yield on average invested assets and the rate paid on average interest-bearing liabilities was 2.25% in 1996, 2.63% in 1995 and 3.64% in 1994.

Investment income and the related yields on average invested assets totaled $164.6 million or 7.50% in 1996, compared with $129.5 million or 7.62% in 1995 and $127.8 million or 8.20% in 1994.

Investment income rose during 1996 as a result of higher levels of average invested assets, partially offset by reduced investment yields. Investment yields were lower in 1996 because of a generally declining interest rate environment since early 1995 and lower contributions from Anchor National's investments in partnerships. Partnership income totaled $4.1 million in 1996, $5.1 million in 1995 and $9.5 million in 1994. This income represents a yield of 10.12% on average investments in partnerships of $40.2 million in 1996, compared with 10.60% on average investments in partnerships of $48.4 million in 1995 and 23.78% on average investments in partnerships of $39.9 million in 1994. Partnership income is based upon cash distributions received from limited partnerships, the operations of which Anchor National does not significantly influence. Consequently, such income is not predictable and there can be no assurance that Anchor National will realize comparable levels of such income in the future.

The decline in investment yield in 1995 compared with 1994 is primarily due to lower contributions from Anchor National's investments in partnerships and a significant decline from the $3.7 million of yield enhancement recorded in 1994 through Anchor National's use of dollar roll transactions ("Dollar Rolls"). Although Anchor National continues to use Dollar Rolls, their use did not have a significant impact on investment income in 1995 or 1996.

Total interest expense aggregated $107.8 million in 1996, $79.4 million in 1995 and $68.8 million in 1994. The average rate paid on all interest-bearing liabilities increased to 5.25% (5.11% on fixed annuity contracts and 5.87% on guaranteed investment contracts ("GICs")) in 1996, compared with 4.99% (4.90% on fixed annuity contracts and 6.14% on GICs) in 1995 and 4.56% (4.50% on fixed annuity contracts) in 1994. Interest-bearing liabilities averaged $2.05 billion during 1996, compared with $1.59 billion during 1995 and $1.51 billion during 1994.

The increase in the average rates paid on all interest-bearing liabilities during 1996 primarily resulted from the growth in average reserves for GICs, which credit at higher rates of interest than fixed annuity contracts. Average GIC reserves were $340.5 million in 1996 and $60.8 million in 1995. The increase in average crediting rates in 1995 resulted from higher crediting rates on fixed annuity contracts as interest rates rose from the low levels experienced in 1994.

The growth in average invested assets since 1994 primarily reflects sales of Anchor National's fixed-rate products, consisting of both fixed accounts of variable annuity products and GICs. Fixed annuity premiums totaled $741.8 million in 1996, compared with $284.4 million in 1995 and $140.7 million in 1994. These increased premiums resulted from greater inflows into the one-year fixed account of Anchor National's Polaris variable annuity product.

GIC premiums totaled $135.0 million in 1996 and $275.0 million in 1995. In 1995, Anchor National began to issue GICs, which guarantee the payment of principal and interest at fixed or variable rates for a term of one year. Anchor National's GICs that are purchased by asset management firms either prohibit withdrawals or permit withdrawals with notice ranging from 90 to 270 days. Contracts that are purchased by banks or state and local governmental authorities either prohibit withdrawals or permit scheduled book value withdrawals subject to terms of the underlying indenture or agreement. In pricing GICs, Anchor National analyzes cash flow information and prices accordingly so that it is compensated for possible withdrawals prior to maturity.

NET REALIZED INVESTMENT LOSSES totaled $13.4 million in 1996, $4.4 million in 1995 and $33.7 million in 1994. Net realized investment losses include impairment writedowns of $16.0 million in 1996, $4.8 million in 1995 and $14.2 million in 1994. Therefore, net gains from sales of investments totaled $2.6 million in 1996 and $0.4 million in 1995. In 1994, Anchor National incurred $19.5 million of net losses from sales of investments.

Net gains from sales of investments in 1996 include $4.1 million of net gains realized on $1.27 billion of sales of bonds and $288.6 million of redemptions of bonds. Net gains from sales of investments in 1995 include a $4.4 million gain on sales of real estate, common stock and other invested assets offset by $4.0 million of net losses realized on $1.11 billion of sales of bonds. Net losses from sales of investments in 1994 include $17.3 million of net losses realized on $673.6 million of sales of bonds. These bond sales include approximately $289.3 million of sales of MBSs made primarily to acquire other MBSs that were then used in Dollar Rolls. Sales of investments are generally made to maximize total return.

Impairment writedowns in 1996 include $13.4 million of provisions applied to certain real estate owned in Arizona on December 31, 1995. Prior to that date, the statutory carrying value of this real estate had been guaranteed by Anchor National's ultimate parent, SunAmerica Inc. ("SunAmerica"). On December 31, 1995, SunAmerica made a $27.4 million capital contribution to Anchor National through Anchor National's direct parent in exchange for the termination of its guaranty with respect to this real estate. Accordingly, Anchor National reduced the carrying value of this real estate to estimated fair value to reflect the termination of the guaranty. (SunAmerica's guaranty of the statutory carrying value of Anchor National's other real estate owned in Arizona was fully terminated on December 31, 1996).

Impairment writedowns in 1995 include $2.0 million of additional provisions applied to defaulted bonds and $1.8 million of additional provisions applied to certain interest-only strips ("IOs"). IOs, a type of MBS used as an asset-liability matching tool to hedge against rising interest rates, are investment grade securities that give the holder the right to receive only the interest payments on a pool of underlying mortgage loans. At September 30, 1996, the amortized cost of the IOs held by Anchor National was $2.6 million and their fair value was $3.7 million. Impairment writedowns in 1994 of $14.2 million reflect additional provisions applied to bonds, primarily made in response to the adverse impact of declining interest rates on certain MBSs.

Impairment writedowns represent 0.73%, 0.28% and 0.91% of average invested assets in 1996, 1995 and 1994, respectively. Such writedowns are based upon estimates of the net realizable value of the applicable assets. Actual realization will be dependent upon future events.

VARIABLE ANNUITY FEES are based on the market value of assets supporting variable annuity contracts in separate accounts. Such fees totaled $104.0 million in 1996, $84.2 million in 1995 and $79.1 million in 1994. Increases invariable annuity fees in 1996 and 1995 reflect growth in average variable annuity assets, principally due to increased market values and the receipt of variable annuity premiums, partially offset by surrenders. Variable annuity assets averaged $5.70 billion during 1996, $4.65 billion during 1995 and $4.40 billion during 1994. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, totaled $919.8 million in 1996, $577.2 million in 1995 and $769.6 million in 1994. The increase in premiums in 1996 may be attributed, in part, to a heightened demand for equity investments, principally as a result of generally improved market performance. The decline in premiums in 1995 may be attributed, in part, to a heightened demand for fixed-rate investment options, including the fixed accounts of variable annuities. Anchor National has encountered increased competition in the variable annuity marketplace during recent years and anticipates that the market will remain highly competitive for the foreseeable future.

NET RETAINED COMMISSIONS are primarily derived from commissions on the sales of nonproprietary investment products by Anchor National's broker-dealer subsidiary, after deducting the substantial portion of such commissions that is passed on to registered representatives. Net retained commissions totaled $31.5 million in 1996, $24.1 million in

1995 and $20.8 million in 1994. Broker-dealer sales (mainly sales of general securities, mutual funds, and annuities) totaled $8.75 billion in 1996, $5.67 billion in 1995 and $5.21 billion in 1994. The significant increases in sales and net retained commissions during 1996 reflect a greater number of registered representatives and higher average production, combined with generally favorable market conditions. Increases in net retained commissions may not be proportionate to increases in sales primarily due to differences in sales mix.

ASSET MANAGEMENT FEES, which include investment advisory fees and 12b-1 distribution fees, are based on the market value of assets managed in mutual funds by SunAmerica Asset Management Corp. Such fees totaled $25.4 million on average assets managed of $2.14 billion in 1996, $26.9 million on average assets managed of $2.07 billion in 1995 and $31.3 million on average assets managed of $2.39 billion in 1994. Asset management fees decreased slightly in 1996, despite a modest increase in average assets managed, principally due to changes in product mix. The decrease in asset management fees during 1995 principally resulted from the decline in average assets managed, primarily due to an excess of redemptions over sales. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $379.9 million in 1996, compared with $426.5 million in 1995 and $561.0 million in 1994. Sales of mutual funds, excluding sales of money market accounts, amounted to $223.4 million in 1996, compared with $140.2 million in 1995 and $342.6 million in 1994. Higher mutual fund sales and lower redemptions in 1996 both reflect the combined effects of additional advertising, the favorable performance records of certain of Anchor National's mutual funds and heightened demand for equity investments, principally as a result of improved market performance.

SURRENDER CHARGES on fixed and variable annuities totaled $5.2 million in 1996, $5.9 million in 1995 and $5.0 million in 1994. Surrender charges generally are assessed on annuity withdrawals at declining rates during the first five to seven years of the contract. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $898.0 million in 1996, $908.9 million in 1995 and $723.9 million in 1994. These payments represent 12.4%, 15.1% and 12.5%, respectively, of average fixed and variable annuity reserves. Withdrawals include variable annuity payments from the separate accounts totaling $634.1 million in 1996, $646.4 million in 1995 and $459.1 million in 1994. Such variable annuity surrenders represent 11.2%, 14.0% and 10.5%, respectively, of average variable annuity liabilities in 1996, 1995 and 1994. Variable annuity surrender rates increased in 1995 primarily due to surrenders on a closed lock of business, policies coming off surrender charge restrictions and increased competition in the marketplace. Fixed annuity surrenders have remained relatively constant, totaling $263.8 million in 1996, $262.4 million in 1995 and $264.8 million in 1994. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future

GENERAL AND ADMINISTRATIVE EXPENSES totaled $80.0 million in 1996, compared with $61.6 million in 1995 and $52.6 million in 1994. Expenses in 1996 include expenses related to a national advertising campaign, as well as additional administrative expenses related to a growing block of business. Expenses remain closely controlled through a company-wide cost containment program and represent approximately 1% of average total assets.

AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $57.5 million in 1996, $58.7 million in 1995 and $44.2 million in 1994. The decline in amortization for 1996 is due to lower redemptions of mutual funds from the rate experienced in 1995, partially offset by additional fixed and variable annuity and mutual fund sales in recent years and the subsequent amortization of related deferred commissions and other acquisition costs. The increase in amortization in 1995 was primarily caused by the substantial reduction in net realized capital losses from the level experienced in 1994.

ANNUAL COMMISSIONS represent renewal commissions paid quarterly in arrears to maintain the persistency of certain of Anchor National's variable annuity contracts. Substantially all of Anchor National's currently available variable annuity products allow for an annual commission payment option in return for a lower immediate commission. Annual commissions totaled $4.6 million in 1996, $2.7 million in 1995 and $1.2 million in 1994. The increase in annual commissions since 1994 reflects increased sales of annuities that offer this commission option. Anchor National estimates that during 1996 approximately 35% of the average balances of its variable annuity products are currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.

INCOME TAX EXPENSE totaled $24.3 million in 1996, $25.7 million in 1995 and $22.7 million in 1994, representing effective tax rates of 35% in 1996, 40% in 1995 and 34% in 1994. The increase in the effective tax rate in 1995 was due to a prior year tax settlement. Without such payment, the effective tax rate would have been 33%.

FINANCIAL CONDITION AND LIQUIDITY AT SEPTEMBER 30, 1996

SHAREHOLDER'S EQUITY increased by $43.2 million to $485.3 million at September 30, 1996 from $442.1 million at September 30, 1995, primarily as a result of the $45.1 million of net income recorded in 1996 and a $0.2 million reduction of net unrealized losses on debt and equity securities available for sale charged directly to shareholder's equity. In addition, Anchor National received a contribution of capital of $27.4 million in December 1995 and paid a dividend of $29.4 million in March 1996.

TOTAL ASSETS increased by $1.42 billion to $9.20 billion at September 30, 1996 from $7.78 billion at September 30,

1995, principally due to a $1.08 billion increase in the separate accounts for variable annuities and a $214.3 million increase in invested assets.

INVESTED ASSETS at year end totaled $2.33 billion in 1996, compared with $2.11 billion in 1995. This $214.3 million increase primarily resulted from a $208.2 million increase in amounts receivable from brokers for sales of securities.

Anchor National manages most of its invested assets internally. Anchor National's general investment philosophy is to hold fixed maturity assets for long-term investment. Thus, it does not have a trading portfolio. Effective December 1, 1995, pursuant to guidelines issued by the Financial Accounting Standards Board, Anchor National determined that all of its portfolio of bonds, notes and redeemable preferred stocks (the "Bond Portfolio") is available to be sold in response to changes in market interest rates, changes in prepayment risk, Anchor National's need for liquidity and other similar factors. Accordingly, Anchor National no longer classifies a portion of its Bond Portfolio as held for investment.

THE BOND PORTFOLIO had an aggregate amortized cost that exceeded its fair value by $13.8 million at September 30, 1996, compared with $3.7 million at September 30, 1995 (including net unrealized losses of $10.8 million on the portion of the portfolio that was designated as available for sale September 30, 1995). The increase in net unrealized losses on the Bond Portfolio since September 30, 1995, principally reflects the higher prevailing interest rates at September 30, 1996 and their corresponding effect on the fair value of the Bond Portfolio.

All of the Bond Portfolio ($1.99 billion at amortized cost, excluding $9.1 million of redeemable preferred stocks) at September 30, 1996 was rated by Standard & Poor's Corporation ("S&P"), Moody's Investors Service ("Moody's"), Duff and helps Credit Rating Co. ("DCR"), Fitch Investors Service, L.P. ("Fitch") or under comparable statutory rating guidelines established by the National Association of Insurance Commissioners ("NAIC") and implemented by either the NAIC or Anchor National. At September 30, 1996, approximately $1.83 billion of the Bond Portfolio (at amortized cost) was rated investment grade by one or more of these agencies or by Anchor National or the NAIC, pursuant to applicable NAIC guidelines, including $1.05 billion of U.S. government/agency securities and MBSs.

At September 30, 1996, the Bond Portfolio included $160.8 million (fair value, $160.2 million) of bonds not rated investment grade by S&P, Moody's, DCR, Fitch or the NAIC. Based on their September 30, 1996 amortized cost, these non-investment-grade bonds accounted for 1.8% of Anchor National's total assets and 6.9% of its invested assets.

Non-investment-grade securities generally provide higher yields and involve greater risks than investment-grade securities because their issuers typically are more highly leveraged and more vulnerable to adverse economic conditions than investment-grade issuers. In addition, the trading market for these securities is usually more limited than for investment-grade securities. Anchor National intends that the proportion of its portfolio in such securities not exceed current levels, but its policies may change from time to time, including in connection with any possible acquisition.

Anchor National had no material concentrations of non-investment-grade securities at September 30, 1996.

The following table summarizes Anchor National's rated bonds by rating classification as of September 30, 1996.

                                                     ISSUES NOT RATED BY S&P/MOODY'S/
      ISSUES RATED BY S&P/MOODY'S/D&P/FITCH             D&P/FITCH, BY NAIC CATEGORY                         TOTAL
   --------------------------------------------     -----------------------------------       ---------------------------------
     S&P/(MOODY'S)/                  ESTIMATED       NAIC                      ESTIMATED                  PERCENT OF   ESTIMATED
      [D&P]/FITCH      AMORTIZED        FAIR       CATEGORY    AMORTIZED         FAIR       AMORTIZED      INVESTED       FAIR
      CATEGORY(1)         COST         VALUE         (2)         COST            VALUE         COST         ASSETS       VALUE
   ==============================================================================================================================
   AAA to A-
     (Aaa to A3)
     [AAA to A-]
     [AAA to A-].....  $1,345,960    $1,333,515      1         $125,115        $125,046     $1,471,075       62.81%    $1,458,561
   BBB+ to BBB-
     (Baa1 to Baa3)
     [BBB+ to BBB-]
     [BBB+ to BBB-]..     226,312       226,191      2          133,773         133,698       360,085        15.38        359,889
   BB+ to BB-
     (Ba1 to Baa3)
     [BB+ to BB-]
     [BB+ to BB-]....      30,023        30,368      3            5,597           5,597        35,620         1.52         35,965
   B+ to B-
     (B1 to B3)
     [B+ to B-]
     [B+ to B-]......      87,580        90,468      4           17,136          18,089       104,716         4.47        108,557
   CCC+ to C
     (Caa to C)
     [CCC]
     [CCC+ to C-]....      19,847        15,018      5               --              --        19,847         0.85         15,018
   C1 to D
     [DD]
     [D].............          --            --      6              618             618           618         0.03            618
                       ----------    ----------                --------        --------     ----------                 ----------
   Total rated
     issues..........  $1,709,722    $1,695,560                $282,239        $283,048     $1,991,961                 $1,978,608
                       ==========    ==========                ========        ========     ==========                 ==========

(1) S&P and Fitch rate debt securities in rating categories ranging from AAA (the highest) to D (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Moody's rates debt securities in rating categories ranging from Aaa (the highest) to C (extremely poor prospects of ever attaining any real investment standing). The number 1, 2 or 3 (with 1 the highest and 3 the lowest) indicates the debt's relative standing within the rating category. A security rated Baa3 or higher is considered investment grade. D&P rates debt securities in rating categories ranging from AAA (the highest) to DD (in payment default). A plus (+) or minus (-) indicates the debt's relative standing within the rating category. A security rated BBB- or higher is considered investment grade. Issues are categorized based on the highest of the S&P, Moody's, D&P and Fitch ratings if rated by multiple agencies.
(2) Bonds and short-term promissory instruments are divided into six quality categories for NAIC rating purposes, ranging from 1 (highest) to 5 (lowest) for nondefaulted bonds plus one category, 6, for bonds in or near default. These six categories correspond with the S&P/Moody's/D&P/Fitch rating groups listed above, with categories 1 and 2 considered investment grade. A substantial portion of the assets in the NAIC categories were rated by First SunAmerica pursuant to applicable NAIC rating guidelines.
(3) At amortized cost.

SENIOR SECURED LOANS ("Secured Loans") are included in the Bond Portfolio and their amortized cost aggregated $200.8 million at September 30, 1996. Secured Loans are senior to subordinated debt and equity, and are secured by assets of the issuer. At September 30, 1996, Secured Loans consisted of loans to 52 borrowers spanning 20 industries, with 22% of these assets (at amortized cost) concentrated in the leisure industry. No other industry concentration constituted more than 9% of these assets.

While the trading market for Secured Loans is more limited than for publicly traded corporate debt issues, management believes that participation in these transactions has enabled Anchor National to improve its investment yield. Although, as a result of restrictive financial covenants, Secured Loans involve greater risk of technical default than do publicly traded investment-grade securities, management believes that the risk of loss upon default for its Secured Loans is mitigated by their financial covenants and senior secured positions. Anchor National's Secured Loans are rated by S&P, Moody's, DCR, Fitch or by the Company or the NAIC, pursuant to comparable statutory rating guidelines established by the NAIC.

MORTGAGE LOANS aggregated $98.3 million at September 30, 1996 and consisted of 17 first mortgage loans with an average loan balance of approximately $5.8 million, collateralized by properties located in 11 states. At September 30, 1996, the Company had no concentrations in any single state or in any single type of property that amounted to more than 23% of the mortgage loan portfolio. At September 30, 1996, there were four loans with outstanding balances of $10 million or more, the largest of which had a balance of approximately $21 million, which collectively aggregated approximately 61% of the portfolio. At September 30, 1996, approximately 33% of the mortgage loan portfolio consisted of loans with balloon payments due before October 1, 1999. At September 30, 1996, loans delinquent by more than 90 days totaled $1.5 million (1.6% of total mortgages). There were no loans foreclosed upon and transferred to real estate in the balance sheet during 1996. At September 30, 1996, mortgage loans having an aggregate carrying value of $21.3 million had been previously restructured. Of this amount, $16.5 million was restructured during 1995 and $4.8 million was restructured during 1992. No mortgage loans were restructured during 1996.

Approximately 62% of the mortgage loans in the portfolio at September 30, 1996 were seasoned loans underwritten to Anchor National's standards and purchased at or near par from another financial institution which was downsizing its portfolio. Such loans generally have higher average interest rates than loans that could be originated today. The balance of the mortgage loan portfolio has been originated by Anchor National under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multifamily residences. This greater risk is due to several factors, including the larger size of such loans and the effects of general economic conditions on these commercial properties. However, due to the seasoned nature of Anchor National's mortgage loans and its strict underwriting standards, Anchor National believes that it has reduced the risk attributable to its mortgage loan portfolio while maintaining attractive yields.

REAL ESTATE aggregated $39.7 million at September 30, 1996 and consisted of non-income producing land in the Phoenix, Arizona metropolitan area. Of this amount, Anchor National has undertaken to dispose of $28.4 million during the next year, either to affiliated or nonaffiliated parties, and SunAmerica Inc., the ultimate parent, has guaranteed that Anchor National will receive its statutory carrying value of these assets. (This guaranty was terminated on December 31, 1996-See "Results of Operations for the First Three Months of Fiscal 1997").

OTHER INVESTED ASSETS aggregated $77.9 million at September 30, 1996, including $45.1 million of investments in limited partnerships and an aggregate of $32.8 million of miscellaneous investments, including policy loans, residuals, separate account investments, and leveraged leases. Anchor National's limited partnership interests, accounted for by using the cost method of accounting, invest mainly in equity securities.

ASSET-LIABILITY MATCHING is utilized by Anchor National to minimize the risks of interest rate fluctuations and disintermediation. Anchor National believes that its fixed-rate liabilities should be backed by a portfolio principally composed of fixed maturities that generate predictable rates of return. Anchor National does not have a specific target rate of return. Instead, its rates of return vary over time depending on the current interest rate environment, the slope of the yield curve, the spread at which fixed maturities are priced over the yield curve and general competitive conditions within the industry. Its portfolio strategy is designed to achieve adequate risk-adjusted returns consistent with its investment objectives of effective asset-liability matching, liquidity and safety.

Anchor National designs its fixed-rate products and conducts its investment operations in order to closely match the duration of the assets in its investment portfolio to its annuity and GIC obligations. Anchor National seeks to achieve a predictable spread between what it earns on its assets and what it pays on its liabilities by investing principally in fixed-rate securities. Anchor National's fixed-rate products incorporate surrender charges or other limitations on when contracts can be surrendered for cash to encourage persistency. Approximately 63% of Anchor National's fixed annuity and GIC reserves had surrender penalties or other restrictions at September 30, 1996.

As part of its asset-liability matching discipline, Anchor National conducts detailed computer simulations that model its fixed-maturity assets and liabilities under commonly used stress-test interest rate scenarios. Based on the results of these computer simulations, the investment portfolio has been constructed with a view to maintaining a desired investment spread between the yield on portfolio assets and the rate paid on its reserves under a variety of possible future interest rate scenarios. At September 30, 1996 the weighted average life of Anchor National's investments was approximately five years and the duration was approximately three. Weighted average life is the average time to receipt of all principal, incorporating the effects of scheduled amortization and expected prepayments, weighted by book value. Duration is a common option-adjusted measure for the price sensitivity of a fixed-income portfolio to changes in interest rates. It measures the approximate percentage change in market value of a portfolio if interest rates change by 100 basis points, recognizing the changes in portfolio cashflows resulting from embedded options such as prepayments and bond calls.

As a component of its investment strategy, Anchor National utilizes interest rate swap agreements ("Swap Agreements") to match assets more closely to liabilities. Swap Agreements are agreements to exchange with a counterparty interest rate payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) based on an underlying principal balance (notional principal) to hedge against interest rate changes. Anchor National typically utilizes Swap Agreements to create a hedge that effectively converts floating-rate assets and liabilities into fixed-rate instruments.

Anchor National also seeks to provide liquidity from time to time by using reverse repurchase agreements ("Reverse Repos"), Dollar Rolls and by investing in MBSs. It also seeks to enhance its spread income by using Reverse Repos and Dollar Rolls. Reverse Repos involve a sale of securities and an agreement to repurchase the same securities at a later date at an agreed upon price and are generally over-collateralized. Dollar Rolls are similar to Reverse Repos except that the repurchase involves securities that are only substantially the same as the securities sold and the arrangement is not collateralized, nor is it governed by a repurchase agreement. MBSs are generally investment-grade securities collateralized by large pools of mortgage loans. MBSs generally pay principal and interest monthly. The amount of principal and interest payments may fluctuate as a result of prepayments of the underlying mortgage loans.

There are risks associated with some of the techniques Anchor National uses to provide liquidity, enhance its spread income and match its assets and liabilities. The primary risk associated with Anchor National's Dollar Rolls, Reverse Repos and Swap Agreements is counterparty risk. Anchor National believes, however, that the counterparties to its Dollar Rolls, Reverse Repos and Swap Agreements are financially responsible and that the counterparty risk associated with those transactions is minimal. Counterparty risk associated with Dollar Rolls is further mitigated by Anchor National's participation in an MBS trading clearinghouse. The sell and buy transactions that are submitted to this clearinghouse are marked to market on a daily basis and each participant is required to over-collateralize its net loss position by 30% with either cash, letters of credit or government securities. In addition to counterparty risk, Swap Agreements also have interest rate risk. However, Anchor National's Swap Agreements typically hedge variable-rate assets or liabilities, and interest rate fluctuations that adversely affect the net cash received or paid under the terms of a Swap Agreement would be offset by increased interest income earned on the variable-rate assets or reduced interest expense paid on the variable-rate liabilities. The primary risk associated with MBSs is that a changing interest rate environment might cause prepayment of the underlying obligations at speeds slower or faster than anticipated at the time of their purchase.

INVESTED ASSETS EVALUATION routinely includes a review by Anchor National of its portfolio of debt securities. Management identifies monthly those investments that require additional monitoring and carefully reviews the carrying value of such investments at least quarterly to determine whether specific investments should be placed on a nonaccrual basis and to determine declines in value that may be other than temporary. In making these reviews for bonds, management principally considers the adequacy of collateral (if any), compliance with contractual covenants, the borrower's recent financial performance, news reports and other externally generated information concerning the creditor's affairs. In the case of publicly traded bonds, management also considers market value quotations, if available. For mortgage loans, management generally considers information concerning the mortgaged property and, among other things, factors impacting the current and expected payment status of the loan and, if available, the current fair value of the underlying collateral.

The carrying values of bonds that are determined to have declines in value that are other than temporary are reduced to net realizable value and no further accruals of interest are made. The valuation allowances on mortgage loans are based on losses expected by management to be realized on transfers of mortgage loans to real estate, on the disposition and settlement of mortgage loans and on mortgage loans that management believes may not be collectible in full. Accrual of interest is suspended when principal and interest payments on mortgage loans are past due more than 90 days.

DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $3.1 million at September 30, 1996 (at amortized cost, with a fair value of $2.9 million) including $1.6 million of bonds and notes and $1.5 million of mortgage loans. At September 30, 1996, defaulted investments constituted 0.1% of total invested assets. At September 30, 1995, defaulted investments totaled $5.0 million which constituted 0.2% of total invested assets.

SOURCES OF LIQUIDITY are readily available to Anchor National in the form of Anchor National's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At September 30, 1996, approximately $936.8 million of Anchor National's Bond Portfolio had an aggregate unrealized gain of $20.1 million, while approximately $1.06 billion of the Bond Portfolio had an aggregate unrealized loss of $33.9 million. In addition, Anchor National's investment portfolio currently provides approximately $21.6 million of monthly cash flow from scheduled principal and interest payments.

Management is aware that prevailing market interest rates may shift significantly and has strategies in place to manage either an increase or decrease in prevailing rates. In a rising interest rate environment, Anchor National's average cost of funds would increase over time as it prices its new and renewing annuities and GICs to maintain a generally competitive market rate. Management would seek to place new funds in investments that were matched in duration to, and higher yielding than, the liabilities assumed. Anchor National believes that liquidity to fund withdrawals would be available through incoming cash flow, the sale of short-term or floating-rate instruments or Reverse Repos on Anchor National's substantial MBS segment of the Bond Portfolio, thereby avoiding the sale of fixed-rate assets in an unfavorable bond market.

In a declining rate environment, Anchor National's cost of funds would decrease over time, reflecting lower interest crediting rates on its fixed annuities and GICs. Should increased liquidity be required for withdrawals, Anchor National believes that a significant portion of its investments could be sold without adverse consequences in light of the general strengthening that would be expected in the bond market.

RESULTS OF OPERATIONS FOR THE FIRST THREE MONTHS OF FISCAL 1997

NET INCOME totaled $3.3 million for the three months ended December 31, 1996 ("Fiscal 1997"), compared with $5.8 million for the three months ended December 31, 1995 ("Fiscal 1996").

PRETAX INCOME totaled $4.9 million in Fiscal 1997 and $9.3 million in Fiscal 1996. This $4.4 million decline primarily resulted from increased net realized investment losses and general and administrative expenses, partially offset by an increase in fee income.

NET INVESTMENT INCOME totaled $14.5 million in Fiscal 1997 and $14.6 million in Fiscal 1996. These amounts represent 2.32% on average invested assets (computed on a daily basis) of $2.50 billion in Fiscal 1997 and 3.00% on average invested assets of $1.95 billion in Fiscal 1996.

The excess of average invested assets over average interest-bearing liabilities amounted to $150.5 million in Fiscal 1997 and $131.2 million in Fiscal 1996. The difference between Anchor National's yield on average invested assets and the rate paid on average interest-bearing liabilities was 1.99% in Fiscal 1997 and 2.65% in Fiscal 1996.

Investment income and the related yields on average invested assets totaled $46.7 million or 7.46% in Fiscal 1997, compared with $38.7 million or 7.95% in Fiscal 1996.

Investment income rose during Fiscal 1997 as a result of higher levels of average invested assets, partially offset by reduced investment yields. Investment yields were lower in Fiscal 1997 because of a generally declining interest rate environment since early 1995 and lower contributions from Anchor National's investments in partnerships. Partnership income totaled $0.7 million in Fiscal 1997 and $1.4 million in Fiscal 1996. This income represents a yield of 6.71% on related average assets of $44.6 million in Fiscal 1997, compared with 11.60% on related average assets of $48.7 million in Fiscal 1996. Partnership income is based upon cash distributions received from limited partnerships, the operations of which Anchor National does not significantly influence. Consequently, such income is not predictable and there can be no assurance that Anchor National will realize comparable levels of such income in the future.

Total interest expense aggregated $32.2 million in Fiscal 1997 and $24.0 million in Fiscal 1996. The average rate paid on all interest-bearing liabilities was 5.47% (5.34% on fixed annuity contracts and 5.81% on (GICs) in Fiscal 1997, compared with 5.30% (5.10% on fixed annuity contracts and 6.19% on GICs) in Fiscal 1996. Interest-bearing liabilities averaged $2.35 billion during Fiscal 1997, compared with $1.81 billion during Fiscal 1996.

The increase in the average rates paid on fixed annuity contracts during Fiscal 1997 primarily resulted from the impact of certain promotional one-year interest rates offered on Anchor National's Polaris variable annuity product. The decline in interest paid on GICs reflects the generally declining interest rate environment and its effect on the variable-rate GIC portfolio.

The growth in average invested assets since 1995 primarily reflects sales of Anchor National's fixed-rate products, consisting of both fixed accounts of variable annuity products and GICs. Since December 31, 1995, fixed annuity premiums have aggregated $1.04 billion and GIC premiums have totaled $140.0 million. Fixed annuity premiums totaled $362.8 million in Fiscal 1997, compared with $62.5 million in Fiscal 1996. This increase in premiums resulted primarily from greater inflows into the one-year fixed account of Anchor National's Polaris variable annuity product. Anchor National has observed that many purchasers of its variable annuity contracts allocate new premiums to the one-year fixed account and concurrently sign up for the option to dollar costs average into the variable fund. Accordingly, Anchor National anticipates that it will see a large portion of these premiums transferred into the separate accounts.

GIC premiums totaled $5.0 million in Fiscal 1997. There were no GIC premiums in Fiscal 1996.

NET REALIZED INVESTMENT LOSSES totaled $19.1 million in Fiscal 1997 and $12.8 million in Fiscal 1996. Net realized investment losses include impairment writedowns of $16.1 million in Fiscal 1997 and $14.9 million in Fiscal 1996. Therefore, net losses from sales of investments totaled $3.0 million in Fiscal 1997, compared with net gains of $2.1 million in Fiscal 1996.

Impairment writedowns reflect $15.7 million and $14.9 million of provisions applied to non-income producing land in Arizona in Fiscal 1997 and Fiscal 1996, respectively. The statutory carrying value of this land had been guaranteed by Anchor National's ultimate Parent, SunAmerica. SunAmerica made capital contributions of $28.4 million and $27.4 million on December 31, 1996 and 1995, respectively, to Anchor National through Anchor National's direct parent in exchange for the termination of its guaranty with respect to this land. Accordingly, Anchor National reduced the carrying value of this land to estimated fair value to reflect the termination of the guaranty. The Parent's guaranty has been fully terminated. Impairment writedowns, on an annualized basis, represent 2.51% and 3.06% of average invested assets in Fiscal 1997 and 1996, respectively. Such writedowns are based upon estimates of the net realizable value of the applicable assets. Actual realization will be dependent upon future events.

VARIABLE ANNUITY FEES increased to $30.6 million in Fiscal 1997 from $24.3 million in Fiscal 1996. The increase in variable annuity fees in Fiscal 1997 reflects growth in average variable annuity assets, principally due to increased market values and the receipt of variable annuity premiums, partially offset by surrenders. Variable annuity assets averaged $6.60 billion during Fiscal 1997 and $5.29 billion during Fiscal 1996. Variable annuity premiums, which exclude premiums allocated to the fixed accounts of variable annuity products, have aggregated $937.1 million since December 31, 1995. Variable annuity premiums increased to $226.8 million in Fiscal 1997 from $209.5 million in Fiscal 1996. This increase may be attributed, in part, to a heightened demand for equity investments, principally as a result of generally improved market performance.

NET RETAINED COMMISSIONS totaled $7.8 million in Fiscal 1997 and $6.5 million in Fiscal 1996. Broker-dealer sales (mainly sales of general securities, mutual funds and annuities) totaled $2.03 billion in Fiscal 1997 and $1.75 billion in Fiscal 1996. The significant increases in sales and net retained commissions during Fiscal 1997 reflect a greater number of registered representatives and higher average production, combined with generally favorable market conditions.

ASSET MANAGEMENT FEES totaled $6.4 million on average assets managed of $2.21 billion in Fiscal 1997 and $6.5 million on average assets managed of $2.15 billion in Fiscal 1996. Asset management fees decreased slightly in Fiscal 1997, despite a modest increase in average assets managed, principally due to changes in product mix. Sales of mutual funds, excluding sales of money market accounts, have aggregated $249.5 million since December 31, 1995. Mutual fund sales totaled $62.3 million in Fiscal 1997 and $36.3 million in Fiscal 1996. Higher mutual funds sales in Fiscal 1997 include $14.3 million of sales from Anchor National's "Style Select Series," a product introduced in November 1996. Sales in Fiscal 1997 also reflect the combined effects of additional advertising, increased distribution, the favorable performance records of certain of Anchor National's mutual funds, and heightened demand for equity investments, principally as a result of improved market performance. Redemptions of mutual funds, excluding redemptions of money market accounts, amounted to $103.7 million in Fiscal 1997 and $97.6 million in Fiscal 1996.

SURRENDER CHARGES on fixed and variable annuities totaled $1.4 million in Fiscal 1997 and $1.3 million in Fiscal 1996. Withdrawal payments, which include surrenders and lump-sum annuity benefits, totaled $238.1 million in Fiscal 1997 and $215.1 million in Fiscal 1996. These payments represent 11.4% and 12.9%, respectively, of the aggregate of average fixed and variable annuity reserves. Withdrawals include variable annuity payments from the separate accounts totaling $176.0 million in Fiscal 1997 and $154.5 million in Fiscal 1996. Approximately 67% of Anchor National's fixed annuity and GIC reserves had surrender penalties or other restrictions at December 31, 1996. Although variable annuity surrenders have increased, principally as a result of growth in the variable annuity separate accounts, variable annuity withdrawal rates have declined. Variable annuity surrenders represent 10.7% and 11.8%, respectively, of average variable annuity liabilities in Fiscal 1997 and Fiscal 1996. Fixed annuity surrenders have increased slightly to $62.1 million in Fiscal 1997 from $60.6 million in Fiscal 1996 as the fixed annuity reserves have grown. Management anticipates that withdrawal rates will remain relatively stable for the foreseeable future.

GENERAL AND ADMINISTRATIVE EXPENSES totaled $22.3 million in Fiscal 1997, compared with $17.0 million in Fiscal 1996. Expenses in Fiscal 1997 increased primarily due to a growing block of business. Expenses remain closely controlled through a company-wide cost containment program and continue to represent approximately 1% of average total assets on an annualized basis.

AMORTIZATION OF DEFERRED ACQUISITION COSTS totaled $13.8 million in Fiscal 1997 and $13.7 million in Fiscal 1996 and represent for each period, on an annualized basis, approximately 14% of the balance of deferred acquisition costs at the beginning of each period. The slight increase in Fiscal 1997 was primarily due to additional fixed and variable annuity and mutual fund sales and the subsequent amortization of related deferred commissions and other acquisition costs.

ANNUAL COMMISSIONS totaled $1.4 million in Fiscal 1997 and $0.9 million in Fiscal 1996. The increase in annual commissions reflects increased sales of annuities that offer this commission option. Anchor National estimates that approximately 43% of the average balances of its variable annuity products are currently subject to such annual commissions. Based on current sales, this percentage is expected to increase in future periods.

INCOME TAX EXPENSE totaled $1.6 million in Fiscal 1997 and $3.4 million in Fiscal 1996, representing effective tax rates of 32% and 37%, respectively. The lower rate in Fiscal 1997 is primarily due to the impact of state taxes in the prior year.

FINANCIAL CONDITION AND LIQUIDITY AT DECEMBER 31, 1996

SHAREHOLDER'S EQUITY increased by $44.9 million to $530.1 million at December 31, 1996 from $485.3 million at September 30, 1996, primarily as a result of a $28.4 million capital contribution and $3.3 million of net income recorded in Fiscal 1997. Shareholder's equity at December 31, 1996 was also favorably impacted by the recording of a $7.6 million net unrealized gain on debt and equity securities available for sale, a $13.1 million improvement over the $5.5 million net unrealized loss recorded at September 30, 1996.

TOTAL ASSETS increased by $821.2 million to $10.03 billion at December 31, 1996 from $9.20 billion at September 30, 1996, principally due to a $472.8 million increase in the separate accounts for variable annuities and a $374.5 million increase in invested assets.

INVESTED ASSETS at December 31, 1996 totaled $2.70 billion, compared with $2.33 billion at September 30, 1996. This $374.5 million increase primarily resulted from the sales of fixed annuities and a net increase in the amount payable to brokers for purchases of securities.

THE BOND PORTFOLIO had an aggregate fair value that exceeded its amortized cost by $17.0 million at December 31, 1996. At September 30, 1996, the amortized cost of the Bond Portfolio exceeded its fair value by $13.8 million. The net unrealized gain on the Bond Portfolio since September 30, 1996 principally reflects the lower relative prevailing interest rates at December 31, 1996 and their corresponding effect on the fair value of the Bond Portfolio.

All of the Bond Portfolio ($2.26 billion at amortized cost, excluding $6.5 million of redeemable preferred stocks), at December 31, 1996 was rated by S&P, Moody's, DCR, Fitch or under comparable statutory rating guidelines established by the NAIC and implemented by either the NAIC or Anchor National. At December 31, 1996, approximately $2.06 billion of the Bond Portfolio (at amortized cost) was rated investment grade by one or more of these agencies or by Anchor National or the NAIC, pursuant to applicable NAIC guidelines, including $1.13 billion of U.S. government/agency securities and MBSs.

At December 31, 1996, the Bond Portfolio included $198.9 million (fair value, $202.8 million) of bonds not rated investment grade by S&P, Moody's, DCR, Fitch or the NAIC. Based on their December 31, 1996 amortized cost, these noninvestment-grade bonds accounted for 2.0% of Anchor National's total assets and 7.4% of invested assets. Anchor National had no material concentrations of non-investment-grade securities at December 31, 1996.

SENIOR SECURED LOANS are included in the Bond Portfolio and their amortized cost aggregated $201.4 million at December 31, 1996. At December 31, 1996, Secured Loans consisted of loans to 65 borrowers spanning 22 industries, with 12.7% of these assets (at amortized cost) concentrated in the air transport industry. No other industry concentration constituted more than 11.7% of these assets.

MORTGAGE LOANS aggregated $120.7 million at December 31, 1996 and consisted of 22 first mortgage loans with an average loan balance of approximately $5.5 million, collateralized by properties located in 13 states. At December 31, 1996, Anchor National had no concentrations in any single state or in any single type of property that amounted to more than 24% of the mortgage loan portfolio. At December 31, 1996, there were four loans with outstanding balances of $10 million or more, the largest of which had a balance of approximately $20.5 million, which collectively aggregated approximately 49% of the portfolio. At December 31, 1996, approximately 26% of the mortgage loan portfolio consisted of loans with balloon payments due before January 1, 2000. During Fiscal 1997 and Fiscal 1996, loans delinquent by more than 90 days, foreclosed loans and restructured loans have not been significant in relation to the portfolio.

Approximately 49% of the mortgage loans in the portfolio at December 31, 1996 were seasoned loans underwritten to Anchor National's standards and purchased at or near par from another financial institution which was downsizing its portfolio.

OTHER INVESTED ASSETS aggregated $77.5 million at December 31, 1996, including $45.6 million of investments in limited partnerships and an aggregate of $31.9 million of miscellaneous investments, including policy loans, residuals, separate account investments and leveraged leases. Anchor National's limited partnership interests, accounted for by using the cost method of accounting, invest mainly in equity securities.

DEFAULTED INVESTMENTS, comprising all investments that are in default as to the payment of principal or interest, totaled $6.5 million at December 31, 1996 (at amortized cost, with a fair value of $5.4 million) including $5.0 million of bonds and notes and $1.5 million of mortgage loans. At December 31, 1996 defaulted investments constituted 0.2% of total invested assets. At September 30, 1996, defaulted investments totaled $3.1 million, which constituted 0.1% of total invested assets.

SOURCES OF LIQUIDITY are readily available to Anchor National in the form of Anchor National's existing portfolio of cash and short-term investments, Reverse Repo capacity on invested assets and, if required, proceeds from invested asset sales. At December 31, 1996, approximately $1.22 billion of Anchor National's Bond Portfolio had an aggregate unrealized gain of $38.4 million, while approximately $1.04 billion of the Bond Portfolio had an aggregate unrealized loss of $21.4 million. In addition, Anchor National's investment portfolio currently provides approximately $22.6 million of monthly cash flow from scheduled principal and interest payments.

PROPERTIES

Anchor National's principal office is leased at 1 SunAmerica Center, Los Angeles, California 90067-6022. We also lease office space in Torrance, California for recordkeeping and data processing functions. Anchor National's asset manager and broker-dealer subsidiaries lease office space in New York, New York.

DIRECTORS AND EXECUTIVE OFFICERS

Anchor National's directors and officers as of January 1, 1997 are listed below:

                                                                                          OTHER POSITIONS AND
                                                                       YEAR                  OTHER BUSINESS
                                               PRESENT                ASSUMED              EXPERIENCE WITHIN
          NAME             AGE               POSITION(S)            POSITION(S)            LAST FIVE YEARS**             FROM-TO
==================================================================================================================================
Eli Broad*                 63      Chairman, Chief Executive             1994       Co-founded SunAmerica Inc. (SAI)
                                   Officer and President of Anchor                  in 1957
                                   National
                                   Chairman, Chief Executive             1986
                                   Officer and President of SAI
----------------------------------------------------------------------------------------------------------------------------------
Joseph M. Tumbler*         48      Executive Vice President of           1996       President and Chief Executive        1989-1995
                                   Anchor National                                  Officer, Providian Capital
                                   Vice Chairman of SAI                  1995       Management
----------------------------------------------------------------------------------------------------------------------------------
Jay S. Wintrob*            39      Executive Vice President of           1991       Senior Vice President                1989-1991
                                   Anchor National
                                   Vice Chairman of SAI                  1995
----------------------------------------------------------------------------------------------------------------------------------
Victor E. Akin             32      Senior Vice President of Anchor       1996       Vice President, SunAmerica Life      1995-1996
                                   National                                         Companies
                                                                                    Director, SunAmerica Life            1994-1995
                                                                                    Companies
                                                                                    Manager, SunAmerica Life             1993-1994
                                                                                    Companies
                                                                                    Actuary, Milliman & Robertson        1992-1993
                                                                                    Consultant, Chalke Inc.              1991-1992
----------------------------------------------------------------------------------------------------------------------------------
James R. Belardi*          39      Senior Vice President of Anchor       1992       Vice President and Treasurer         1989-1992
                                   National
                                   Executive Vice President of SAI       1995
----------------------------------------------------------------------------------------------------------------------------------
Lorin M. Fife*             43      Senior Vice President, General        1994       Vice President and General           1994-1995
                                   Counsel and Assistant Secretary                  Counsel -- Regulatory Affairs of
                                   of Anchor National                               SAI
                                   Senior Vice President and             1995       Vice President and Associate         1989-1994
                                   General Counsel -- Regulatory                    General Counsel of SAI
                                   Affairs of SAI
----------------------------------------------------------------------------------------------------------------------------------
N. Scott Gillis            43      Senior Vice President and             1994       Vice President and Controller,       1989-1994
                                   Controller of Anchor National                    SunAmerica Life Companies
----------------------------------------------------------------------------------------------------------------------------------
Jana W. Greer*             45      Senior Vice President of Anchor       1991       Vice President                       1981-1991
                                   National and SAI
                                   President of SunAmerica               1995
                                   Marketing, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Susan L. Harris*           39      Senior Vice President and             1994       Vice President, General              1994-1995
                                   Secretary of Anchor National                     Counsel -- Corporate Affairs and
                                                                                    Secretary of SAI
                                   Senior Vice President, General        1995       Vice President, Associate            1989-1994
                                   Counsel -- Corporate Affairs                     General Counsel and Secretary of
                                   and Secretary of SAI                             SAI
----------------------------------------------------------------------------------------------------------------------------------
Peter McMillan, III*       39      Executive Vice President and          1994       Senior Vice President,               1989-1994
                                   Chief Investment Officer of                      SunAmerica Investments, Inc.
                                   SunAmerica Investments, Inc.
----------------------------------------------------------------------------------------------------------------------------------
Edwin R. Reoliquio         39      Senior Vice President and Chief       1995       Vice President and Actuary,          1989-1994
                                   Actuary of Anchor National                       SunAmerica Life Companies
----------------------------------------------------------------------------------------------------------------------------------
Scott L. Robinson*         50      Senior Vice President and             1991       Vice President and Controller        1986-1991
                                   Treasurer of Anchor National
                                   Senior Vice President and
                                   Controller of SAI
----------------------------------------------------------------------------------------------------------------------------------
James W. Rowan*            34      Senior Vice President of Anchor       1996       Vice President                       1993-1995
                                   National and SAI                                 Assistant to the Chairman                 1992
                                                                                    Senior Vice President, Security      1986-1992
                                                                                    Pacific Corp.
==================================================================================================================================

*  Also serves as a director.

** Unless otherwise noted, positions with SunAmerica Inc.

EXECUTIVE COMPENSATION

All of Anchor National's executive officers are also employees of SunAmerica Inc. or its affiliates and do not receive direct compensation from Anchor National. Some of the executive officers also serve as officers of other companies affiliated with Anchor National. We allocated the time each executive officer spent devoted to his or her duties as an executive officer of Anchor National to determine the executive compensation set forth below for the Chief Executive Officer and the other four highest compensated executive officers, as well as the executive officers as a group, for services rendered during 1996.

    ----------------------------------------------------------------
    NAME OF INDIVIDUAL             CAPACITIES            ALLOCATED
        OR NUMBER                   IN WHICH                CASH
         IN GROUP                    SERVED             COMPENSATION
    ----------------------------------------------------------------
    Eli Broad             Chairman, Chief Executive
                          Officer and President          $1,444,146
    Joseph M. Tumbler     Executive Vice President          834,708
    Jay S. Wintrob        Executive Vice President          836,327
    James R. Belardi      Senior Vice President             341,329
    Jana W. Greer         Senior Vice President             420,171
    All Executive Officers
    as a Group(12)                                       $5,056,560
-------------------------------------------------------------------

SECURITY OWNERSHIP OF OWNERS AND MANAGEMENT

No shares of Anchor National are owned by any executive officer or director. Anchor National is an indirect wholly-owned subsidiary of SunAmerica Inc. The only officer or director that owned more than 1% of the shares of SunAmerica Inc. is Mr. Eli Broad. At February 28, 1997, Mr. Broad beneficially owned 6,655,176 shares of Common Stock (approximately 5.8% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding). Of the Common Stock, 715,872 shares represent restricted shares granted under the Anchor National's employee stock plans as to which Mr. Broad has no investment power; 75,846 shares are registered in the name of a corporation to which Mr. Broad is a director and has sole voting and investment power; 4,150,932 shares represent employee stock options which are or will become within the next 60 days and as to which he has no voting or investment power. At February 28, 1997, all directors and officers as a group beneficially owned 10,344,440 shares of Common Stock (approximately 9% of the class outstanding) and 9,160,294 shares of Class B Common Stock (approximately 84.4% of the class outstanding).

STATE REGULATION

Anchor National is subject to regulation and supervision by the states in which it is authorized to transact business. State insurance laws establish supervisory agencies with broad administrative and supervisory powers related to granting and revoking licenses to transact business, regulating marketing and other trade practices, operating guaranty associations, licensing agents, approving policy forms, regulating certain premium rates, regulating insurance holding company systems, establishing reserve requirements, prescribing the form and content of required financial statements and reports, performing financial and other examinations, determining the reasonableness and adequacy of statutory capital and surplus, regulating the type, valuation and amount of investments permitted, limiting the amount of dividends that can be paid and the size of transactions that can be consummated without first obtaining regulatory approval and other related matters.

During the last decade, the insurance regulatory framework has been placed under increased scrutiny by various states, the federal government and the NAIC. Various states have considered or enacted legislation that changes, and in many cases increases, the states' authority to regulate insurance companies. Legislation has been introduced from time to time in Congress that could result in the federal government assuming some role in the regulation of insurance companies. In recent years, the NAIC has approved and recommended to the states for adoption and implementation several regulatory initiatives designed to reduce the risk of insurance company insolvencies and market conduct violations. These initiatives include investment reserve requirements, risk-based capital standards, new investment standards and restrictions on an insurance company's ability to pay dividends to its stockholders. The NAIC is also currently developing model laws relating to product design and illustrations for annuity products. Current proposals are still being debated and Anchor National is monitoring developments in this area and the effects any changes would have on Anchor National.

SunAmerica Asset Management Corp. is registered with the SEC as a registered investment adviser under the Investment Advisers Act of 1940. The mutual funds that it markets are subject to regulation under the Investment Company Act of 1940. SunAmerica Asset Management Corp. and the mutual funds are subject to regulation and examination by the SEC. In addition, variable annuities and the related separate accounts of Anchor National are subject to regulation by the SEC under the Securities Act of 1933 and the Investment Company Act of 1940.

Anchor National's broker-dealer subsidiary is subject to regulation and supervision by the states in which it transacts business, as well as by the National Association of Securities Dealers, Inc. (the "NASD"). The NASD has broad administrative and supervisory powers relative to all aspects of business and may examine the subsidiary's business and accounts at any time.

INDEPENDENT ACCOUNTANTS

The consolidated financial statements of Anchor National as of September 30, 1996 and 1995 and for each of the three years in the period ended September 30, 1996 included in this prospectus have been included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================
                              TABLE OF CONTENTS OF

                      STATEMENT OF ADDITIONAL INFORMATION
================================================================================

Separate Account..............................       3
General Account...............................       3
Performance Data..............................       4
Annuity Payments..............................       6
Annuity Unit Values...........................       7
Taxes.........................................       9
Distribution of Contracts.....................      13
Financial Statements..........................      13

===============================================================================
                              FINANCIAL STATEMENTS
===============================================================================

The consolidated financial statements of Anchor National which are included in this prospectus should be considered only as bearing on the ability Anchor National to meet its obligations with respect to amounts allocated to the fixed investment options and with respect to the death benefit and our assumption of the mortality and expense risks and the risks that the withdrawal charge will not be sufficient to cover the cost of distributing the contracts. They should not be considered as bearing on the investment performance of the variable Portfolios. The value of the variable Portfolios is affected primarily by the performance of the underlying investments.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholder of Anchor National Life Insurance Company

In our opinion, the accompanying consolidated balance sheet and the related consolidated income statement and statement of cash flows present fairly, in all material respects, the financial position of Anchor National Life Insurance Company and its subsidiaries at September 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in fiscal 1994.

Price Waterhouse LLP
Los Angeles, California
November 8, 1996

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                           CONSOLIDATED BALANCE SHEET

                                                             SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                                                                  1995             1996             1996
                                                             --------------   --------------   ---------------
                                                                                                 (UNAUDITED)
                                                    ASSETS
Investments:
  Cash and short-term investments..........................  $  249,209,000   $  122,058,000   $   196,142,000
  Bonds, notes and redeemable preferred stocks:
     Available for sale, at fair value (amortized cost:
       September 1995, $1,500,062,000; September 1996,
       $2,001,024,000; December 1996, $2,264,485,000)......   1,489,213,000    1,987,271,000     2,281,527,000
  Held for investment, at amortized cost (fair value:
     September 1995, $165,004,000).........................     157,901,000               --                --
  Mortgage loans...........................................      94,260,000       98,284,000       120,680,000
  Common stocks, at fair value (cost: September 1995,
     $6,576,000; September 1996, $2,911,000; December 1996,
     $2,510,000)...........................................       4,097,000        3,970,000         3,842,000
  Real estate..............................................      55,798,000       39,724,000        24,000,000
  Other invested assets....................................      64,430,000       77,925,000        77,492,000
                                                             --------------   --------------   ---------------
          Total investments................................   2,114,908,000    2,329,232,000     2,703,683,000
Variable annuity assets....................................   5,230,246,000    6,311,557,000     6,784,374,000
Receivable from brokers for sales of securities............              --       52,348,000                --
Accrued investment income..................................      14,192,000       19,675,000        20,404,000
Deferred acquisition costs.................................     383,069,000      443,610,000       461,637,000
Other assets...............................................      41,282,000       48,113,000        55,610,000
                                                             --------------   --------------   ---------------
          TOTAL ASSETS.....................................  $7,783,697,000   $9,204,535,000   $10,025,708,000
                                                             --------------   --------------   ---------------
                                     LIABILITIES AND SHAREHOLDER'S EQUITY

Reserves, payables and accrued liabilities:
  Reserves for fixed annuity contracts.....................  $1,497,052,000   $1,789,962,000   $ 2,024,873,000
  Reserves for guaranteed investment contracts.............     277,095,000      415,544,000       420,871,000
  Payable to brokers for purchases of securities...........     155,861,000               --        49,991,000
  Income taxes currently payable...........................      15,720,000       21,486,000        23,807,000
  Other liabilities........................................      56,372,000       74,710,000        83,824,000
                                                             --------------   --------------   ---------------
          Total reserves, payables and accrued
            liabilities....................................   2,002,100,000    2,301,702,000     2,603,366,000
                                                             --------------   --------------   ---------------
Variable annuity liabilities...............................   5,230,246,000    6,311,557,000     6,784,374,000
                                                             --------------   --------------   ---------------
Subordinated notes payable to Parent.......................      35,832,000       35,832,000        35,903,000
                                                             --------------   --------------   ---------------
Deferred income taxes......................................      73,459,000       70,189,000        71,943,000
                                                             --------------   --------------   ---------------
Shareholder's equity:
  Common Stock.............................................       3,511,000        3,511,000         3,511,000
  Additional paid-in capital...............................     252,876,000      280,263,000       308,674,000
  Retained earnings........................................     191,346,000      207,002,000       210,348,000
  Net unrealized gains (losses) on debt and equity
     securities available for sale.........................      (5,673,000)      (5,521,000)        7,589,000
                                                             --------------   --------------   ---------------
          Total shareholder's equity.......................     442,060,000      485,255,000       530,122,000
                                                             --------------   --------------   ---------------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.......  $7,783,697,000   $9,204,535,000   $10,025,708,000
                                                             --------------   --------------   ---------------

                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                         CONSOLIDATED INCOME STATEMENT

                                                                                             THREE MONTHS ENDED
                                                YEARS ENDED SEPTEMBER 30,                       DECEMBER 31,
                                      ----------------------------------------------    ----------------------------
                                          1994            1995             1996             1995            1996
                                      ------------    -------------    -------------    ------------    ------------
                                                                                                (UNAUDITED)
Investment income..................   $127,758,000    $ 129,466,000    $ 164,631,000    $ 38,653,000    $ 46,712,000
                                      ------------    -------------    -------------    ------------    ------------
Interest expense on:
  Fixed annuity contracts..........    (66,311,000)     (72,975,000)     (82,690,000)    (18,936,000)    (25,191,000)
  Guaranteed investment
     contracts.....................             --       (3,733,000)     (19,974,000)     (4,272,000)     (6,038,000)
  Senior indebtedness..............        (71,000)        (227,000)      (2,568,000)       (195,000)       (181,000)
  Subordinated notes payable to
     Parent........................     (2,380,000)      (2,448,000)      (2,556,000)       (633,000)       (758,000)
                                      ------------    -------------    -------------    ------------    ------------
  Total interest expense...........    (68,762,000)     (79,383,000)    (107,788,000)    (24,036,000)    (32,168,000)
                                      ------------    -------------    -------------    ------------    ------------
NET INVESTMENT INCOME..............     58,996,000       50,083,000       56,843,000      14,617,000      14,544,000
                                      ------------    -------------    -------------    ------------    ------------
NET REALIZED INVESTMENT LOSSES.....    (33,713,000)      (4,363,000)     (13,355,000)    (12,800,000)    (19,116,000)
                                      ------------    -------------    -------------    ------------    ------------
Fee income:
  Variable annuity fees............     79,101,000       84,171,000      103,970,000      24,290,000      30,606,000
  Net retained commissions.........     20,822,000       24,108,000       31,548,000       6,491,000       7,796,000
  Asset management fees............     31,302,000       26,935,000       25,413,000       6,503,000       6,418,000
                                      ------------    -------------    -------------    ------------    ------------
TOTAL FEE INCOME...................    131,225,000      135,214,000      160,931,000      37,284,000      44,820,000
                                      ------------    -------------    -------------    ------------    ------------
Other income and expenses:
  Surrender charges................      5,034,000        5,889,000        5,184,000       1,261,000       1,350,000
  General and administrative
     expenses......................    (52,636,000)     (61,629,000)     (80,048,000)    (16,997,000)    (22,322,000)
  Amortization of deferred
     acquisition costs.............    (44,195,000)     (58,713,000)     (57,520,000)    (13,658,000)    (13,817,000)
  Annual commissions...............     (1,158,000)      (2,658,000)      (4,613,000)       (939,000)     (1,433,000)
  Other, net.......................      3,767,000        1,174,000        1,886,000         507,000         920,000
                                      ------------    -------------    -------------    ------------    ------------
TOTAL OTHER INCOME AND EXPENSES....    (89,188,000)    (115,937,000)    (135,111,000)    (29,826,000)    (35,302,000)
                                      ------------    -------------    -------------    ------------    ------------
PRETAX INCOME......................     67,320,000       64,997,000       69,308,000       9,275,000       4,946,000
Income tax expense.................    (22,705,000)     (25,739,000)     (24,252,000)     (3,449,000)     (1,600,000)
                                      ------------    -------------    -------------    ------------    ------------
INCOME BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING FOR INCOME
  TAXES............................     44,615,000       39,258,000       45,056,000       5,826,000       3,346,000
Cumulative effect of change in
  accounting for income taxes......    (20,463,000)              --               --              --              --
                                      ------------    -------------    -------------    ------------    ------------
NET INCOME.........................   $ 24,152,000    $  39,258,000    $  45,056,000    $  5,826,000    $  3,346,000
                                      ------------    -------------    -------------    ------------    ------------

                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                        THREE MONTHS ENDED
                                                         YEARS ENDED SEPTEMBER 30,                         DECEMBER 31,
                                            ---------------------------------------------------   -------------------------------
                                                 1994              1995              1996             1995             1996
                                            ---------------   ---------------   ---------------   -------------   ---------------
                                                                                                            (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................  $    24,152,000   $    39,258,000   $    45,056,000   $   5,826,000   $     3,346,000
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Interest credited to:
    Fixed annuity contracts...............       66,311,000        72,975,000        82,690,000      18,936,000        25,191,000
    Guaranteed investment contracts.......               --         3,733,000        19,974,000       4,272,000         6,038,000
    Net realized investment losses........       33,713,000         4,363,000        13,355,000      12,800,000        19,116,000
    Accretion of net discounts on
      investments.........................       (2,050,000)       (6,865,000)       (8,976,000)     (1,669,000)       (2,615,000)
    Amortization of goodwill..............        1,169,000         1,168,000         1,169,000         293,000           291,000
    Provision for deferred income taxes...       19,395,000        (1,489,000)       (3,351,000)     (6,541,000)       (5,305,000)
    Cumulative effect of change in
      accounting for income taxes.........       20,463,000                --                --              --                --
Change in:
  Accrued investment income...............       (1,310,000)        3,373,000        (5,483,000)     (3,683,000)         (729,000)
  Deferred acquisition costs..............      (34,612,000)       (7,180,000)      (60,941,000)     (5,853,000)      (28,927,000)
  Other assets............................        5,133,000         7,047,000        (8,000,000)     (6,902,000)       (7,788,000)
  Income taxes currently payable..........        6,559,000         3,389,000         5,766,000       5,749,000         2,321,000
  Other liabilities.......................           46,000         4,063,000         5,474,000         428,000         3,924,000
Other, net................................          360,000             7,000          (129,000)         85,000            (6,000)
                                            ---------------   ---------------   ---------------   -------------   ---------------
NET CASH PROVIDED BY OPERATING
  ACTIVITIES:.............................      139,329,000       123,842,000        86,604,000      23,741,000        14,857,000
                                            ---------------   ---------------   ---------------   -------------   ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Premium receipts on:
    Fixed annuity contracts...............      138,526,000       245,320,000       651,649,000      62,536,000       325,993,000
    Guaranteed investment contracts.......               --       275,000,000       134,967,000              --         5,000,000
  Net exchanges to (from) the fixed
    accounts of variable annuity
    contracts.............................      (29,286,000)       10,475,000      (236,705,000)    (36,865,000)      (82,234,000)
  Withdrawal payments on:
    Fixed annuity contracts...............     (269,412,000)     (237,977,000)     (173,489,000)    (60,577,000)      (25,292,000)
    Guaranteed investment contracts.......               --        (1,638,000)      (16,492,000)     (4,200,000)       (5,711,000)
  Claims and annuity payments on fixed
    annuity contracts.....................      (31,146,000)      (31,237,000)      (31,107,000)     (7,202,000)       (8,741,000)
  Net receipts from (repayments of) other
    short-term financings.................     (166,685,000)        3,202,000      (119,712,000)   (131,379,000)       10,308,000
  Capital contributions received..........               --                --        27,387,000      27,387,000        28,411,000
  Dividend paid...........................               --                --       (29,400,000)             --                --
                                            ---------------   ---------------   ---------------   -------------   ---------------
NET CASH PROVIDED (USED) BY FINANCING
  ACTIVITIES..............................     (358,003,000)      263,145,000       207,098,000    (150,300,000)      247,734,000
                                            ---------------   ---------------   ---------------   -------------   ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of:
    Bonds, notes and redeemable preferred
      stocks..............................   (1,197,743,000)   (1,556,586,000)   (1,937,890,000)   (230,071,000)   (1,068,608,000)
    Mortgage loans........................      (10,666,000)               --       (15,000,000)             --       (25,124,000)
    Other investments, excluding
      short-term investments..............      (26,317,000)      (13,028,000)      (36,770,000)     (2,698,000)       (3,108,000)
  Sales of:
    Bonds, notes and redeemable preferred
      stocks..............................      877,068,000     1,026,078,000     1,241,928,000     186,979,000       833,249,000
    Real estate...........................       33,443,000        36,813,000           900,000              --                --
    Other investments, excluding
      short-term investments..............        2,353,000         5,130,000         4,937,000       1,397,000           856,000
  Redemptions and maturities of:
    Bonds, notes and redeemable preferred
      stocks..............................      173,763,000       178,688,000       288,969,000      44,943,000        67,201,000
    Mortgage loans........................       10,087,000        14,403,000        11,324,000       1,428,000         2,806,000
    Other investments, excluding
      short-term investments..............       13,500,000        13,286,000        20,749,000       2,658,000         4,221,000
                                            ---------------   ---------------   ---------------   -------------   ---------------
NET CASH PROVIDED (USED) BY INVESTING
  ACTIVITIES..............................     (124,512,000)     (295,216,000)     (420,853,000)      4,636,000      (188,507,000)
                                            ---------------   ---------------   ---------------   -------------   ---------------
NET INCREASE (DECREASE) IN CASH AND
  SHORT-TERM INVESTMENTS..................     (343,186,000)       91,771,000      (127,151,000)   (121,923,000)       74,084,000
CASH AND SHORT-TERM INVESTMENTS AT
  BEGINNING OF PERIOD.....................      500,624,000       157,438,000       249,209,000     249,209,000       122,058,000
                                            ---------------   ---------------   ---------------   -------------   ---------------
CASH AND SHORT-TERM INVESTMENTS AT END OF
  PERIOD..................................  $   157,438,000   $   249,209,000   $   122,058,000   $ 127,286,000   $   196,142,000
                                            ---------------   ---------------   ---------------   -------------   ---------------
Supplemental cash flow information:
  Interest paid on indebtedness...........  $     1,175,000   $     3,235,000   $     5,982,000   $     661,000   $       288,000
                                            ---------------   ---------------   ---------------   -------------   ---------------
  Net income taxes paid (recovered).......  $    (3,328,000)  $    23,656,000   $    22,031,000   $   4,247,000   $     4,584,000
                                            ---------------   ---------------   ---------------   -------------   ---------------

                             See accompanying notes

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF OPERATIONS

Anchor National Life Insurance Company (the "Company") is a wholly owned indirect subsidiary of SunAmerica, Inc. (the "Parent"). The Company is an Arizona-domiciled life insurance company and, on a consolidated basis, conducts its business through three segments: annuity operations, asset management operations and broker-dealer operations. Annuity operations include the sale and administration of fixed and variable annuities and guaranteed investment contracts. Asset management operations, which include the sale and management of mutual funds, is conducted by SunAmerica Asset Management Corp. Broker-dealer operations include the sale of securities and financial services products, and is conducted by Royal Alliance Associates, Inc.

The operations of the Company are influenced by many factors, including general economic conditions, monetary and fiscal policies of the federal government, and policies of state and other regulatory authorities. The level of sales of the Company's financial products is influenced by many factors, including general market rates of interest; strength, weakness and volatility of equity markets; and terms and conditions of competing financial products. The Company is exposed to the typical risks normally associated with a portfolio of fixed-income securities, namely interest rate, option, liquidity and credit risks. The Company controls its exposure to these risks by, among other things, closely monitoring and matching the duration of its assets and liabilities, monitoring and limiting prepayment and extension risk in its portfolio, maintaining a large percentage of its portfolio in highly liquid securities, and engaging in a disciplined process of underwriting, reviewing and monitoring credit risk. The Company also is exposed to market risk, as market volatility may result in reduced fee income in the case of assets managed in mutual funds and held in separate accounts.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION: The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Certain 1995 and 1994 amounts have been reclassified to conform with the 1996 presentation.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

RECENTLY ISSUED ACCOUNTING STANDARDS: Effective October 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, the cumulative effect of this change in accounting for income taxes was recorded on October 1, 1993 to increase the liability for Deferred Income Taxes by $20,463,000.

INVESTMENTS: Cash and short-term investments primarily include cash, commercial paper, money market investments, repurchase agreements and short-term bank participations. All such investments are carried at cost plus accrued interest, which approximates fair value, have maturities of three months or less and are considered cash equivalents for purposes of reporting cash flows.

Bonds, notes and redeemable preferred stocks available for sale and common stocks are carried at aggregate fair value and changes in unrealized gains or losses, net of tax, are credited or charged directly to shareholder's equity. Bonds, notes and redeemable preferred stocks held for investment (the "Held for Investment Portfolio") are carried at amortized cost. On December 1, 1995, the Company reassessed the appropriateness of classifying a portion of its portfolio of bonds, notes and redeemable preferred stocks as held for investment. This reassessment was made pursuant to the provisions of "Special Report: A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board in November 1995. As a result of its reassessment, the Company reclassified all of its Held for Investment Portfolio as available for sale. At December 1, 1995, the amortized cost of the Held for Investment Portfolio aggregated $157,830,000 and its fair value was $166,215,000. Upon reclassification, the resulting net unrealized gain of $8,385,000 was credited to Net Unrealized Losses on Debt and Equity Securities Available for Sale in the shareholder's equity section of the balance sheet.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)
Bonds, notes and redeemable preferred stocks are reduced to estimated net realizable value when necessary for declines in value considered to be other than temporary. Estimates of net realizable value are subjective and actual realization will be dependent upon future events.

Mortgage loans are carried at amortized unpaid balances, net of provisions for estimated losses. Real estate is carried at the lower of cost or fair value. Other invested assets include investments in limited partnerships, which are accounted for by using the cost method of accounting; separate account investments; leveraged leases; policy loans, which are carried at unpaid balances; and collateralized mortgage obligation residuals.

Realized gains and losses on the sale of investments are recognized in operations at the date of sale and are determined using the specific cost identification method. Premiums and discounts on investments are amortized to investment income using the interest method over the contractual lives of the investments.

DEFERRED ACQUISITION COSTS: Policy acquisition costs are deferred and amortized, with interest, over the estimated lives of the contracts in relation to the present value of estimated gross profits, which are composed of net interest income, net realized investment gains and losses, variable annuity fees, surrender charges and direct administrative expenses. Costs incurred to sell mutual funds are also deferred and amortized over the estimated lives of the funds obtained. Deferred acquisition costs consist of commissions and other costs that vary with, and are primarily related to, the production or acquisition of new business.

As debt and equity securities available for sale are carried at aggregate fair value, an adjustment is made to deferred acquisition costs equal to the change in amortization that would have been recorded if such securities had been sold at their stated aggregate fair value and the proceeds reinvested at current yields. The change in this adjustment, net of tax, is included with the change in net unrealized gains or losses on debt and equity securities available for sale that is credited or charged directly to shareholder's equity. Deferred Acquisition Costs have been increased by $4,200,000 at September 30, 1996, and by $4,600,000 at September 30, 1995 for this adjustment.

VARIABLE ANNUITY ASSETS AND LIABILITIES: The assets and liabilities resulting from the receipt of variable annuity premiums are segregated in separate accounts. The Company receives administrative fees for managing the funds and other fees for assuming mortality and certain expense risks. Such fees are included in Variable Annuity Fees in the income statement.

GOODWILL: Goodwill, amounting to $19,478,000 at September 30, 1996, is amortized by using the straight-line method over periods averaging 25 years and is included in Other Assets in the balance sheet.

CONTRACTHOLDER RESERVES: Contractholder reserves for fixed annuity contracts and guaranteed investment contracts are accounted for as investment-type contracts in accordance with Statement of Financial Accounting Standards No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," and are recorded at accumulated value (premiums received, plus accrued interest, less withdrawals and assessed fees).

FEE INCOME: Variable annuity fees and asset management fees are recorded in income as earned. Net retained commissions are recognized as income on a trade-date basis.

INCOME TAXES: The Company is included in the consolidated federal income tax return of the Parent and files as a "life insurance company" under the provisions of the Internal Revenue Code of 1986. Income taxes have been calculated as if the Company filed a separate return. Deferred income tax assets and liabilities are recognized based on the difference between financial statement carrying amounts and income tax bases of assets and liabilities using enacted income tax rates and laws.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS

The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale and held for investment by major category follow:

                                                                     AMORTIZED COST     ESTIMATED FAIR VALUE
                                                                     --------------     --------------------
    AT SEPTEMBER 30, 1996:
    AVAILABLE FOR SALE:
      Securities of the United States Government...................  $  311,458,000        $  304,538,000
      Mortgage-backed securities...................................     747,653,000           741,876,000
      Securities of public utilities...............................       3,684,000             3,672,000
      Corporate bonds and notes....................................     590,071,000           591,148,000
      Redeemable preferred stocks..................................       9,064,000             8,664,000
      Other debt securities........................................     339,094,000           337,373,000
                                                                     --------------        --------------
      Total available for sale.....................................  $2,001,024,000        $1,987,271,000
                                                                     --------------        --------------
    AT SEPTEMBER 30, 1995:
    AVAILABLE FOR SALE:
      Securities of the United States Government...................  $   59,756,000        $   60,258,000
      Mortgage-backed securities...................................   1,121,064,000         1,110,676,000
      Securities of public utilities...............................         792,000               774,000
      Corporate bonds and notes....................................     290,924,000           288,883,000
      Redeemable preferred stocks..................................       3,945,000             4,937,000
      Other debt securities........................................      23,581,000            23,685,000
                                                                     --------------        --------------
      Total available for sale.....................................  $1,500,062,000        $1,489,213,000
                                                                     --------------        --------------

    HELD FOR INVESTMENT:
      Securities of the United States Government...................  $   10,379,000        $   10,797,000
      Mortgage-backed securities...................................       8,378,000             8,378,000
      Corporate bonds and notes....................................     105,980,000           112,665,000
      Other debt securities........................................      33,164,000            33,164,000
                                                                     --------------        --------------
      Total held for investment....................................  $  157,901,000        $  165,004,000
                                                                     --------------        --------------

The amortized cost and estimated fair value of bonds, notes and redeemable preferred stocks available for sale by contractual maturity, as of September 30, 1996, follow:

                                                                     AMORTIZED COST     ESTIMATED FAIR VALUE
                                                                     --------------     --------------------
    AVAILABLE FOR SALE:
      Due in one year or less......................................  $   18,792,000        $   19,357,000
      Due after one year through five years........................     505,564,000           499,163,000
      Due after five years through ten years.......................     378,249,000           378,250,000
      Due after ten years..........................................     350,766,000           348,625,000
      Mortgage-backed securities...................................     747,653,000           741,876,000
                                                                     --------------        --------------
      Total available for sale.....................................  $2,001,024,000        $1,987,271,000
                                                                     --------------        --------------

Actual maturities of bonds, notes and redeemable preferred stocks will differ from those shown above due to prepayments and redemptions.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS -- (CONTINUED)

Gross unrealized gains and losses on bonds, notes and redeemable preferred stocks available for sale and held for investment by major category follow:

                                                                              GROSS                GROSS
                                                                            UNREALIZED           UNREALIZED
                                                                              GAINS                LOSSES
                                                                         ----------------     ----------------
    AT SEPTEMBER 30, 1996:
    AVAILABLE FOR SALE:
      Securities of the United States Government.......................    $    284,000         $ (7,204,000)
      Mortgage-backed securities.......................................       7,734,000          (13,511,000)
      Securities of public utilities...................................           1,000              (13,000)
      Corporate bonds and notes........................................      11,709,000          (10,632,000)
      Redeemable preferred stocks......................................          16,000             (416,000)
      Other debt securities............................................         431,000           (2,152,000)
                                                                           ------------         ------------
      Total available for sale.........................................    $ 20,175,000         $(33,928,000)
                                                                           ------------         ------------
    AT SEPTEMBER 30, 1995:
    AVAILABLE FOR SALE:
      Securities of the United States Government.......................    $    553,000         $    (51,000)
      Mortgage-backed securities.......................................      12,013,000          (22,401,000)
      Securities of public utilities...................................              --              (18,000)
      Corporate bonds and notes........................................       5,344,000           (7,385,000)
      Redeemable preferred stocks......................................         992,000                   --
      Other debt securities............................................         104,000                   --
                                                                           ------------         ------------
      Total available for sale.........................................    $ 19,006,000         $(29,855,000)
                                                                           ------------         ------------
    HELD FOR INVESTMENT:
      Securities of the United States Government.......................    $    432,000         $    (14,000)
      Corporate bonds and notes........................................       6,685,000                   --
                                                                           ------------         ------------
      Total held for investment........................................    $  7,117,000         $    (14,000)
                                                                           ------------         ------------

At September 30, 1996, gross unrealized gains on equity securities aggregated $1,368,000 and gross unrealized losses aggregated $309,000. At September 30, 1995, gross unrealized gains on equity securities aggregated $1,082,000 and gross unrealized losses aggregated $3,561,000.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS -- (CONTINUED)

Gross realized investment gains and losses on sales of all types of investments are as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1996             1995             1994
                                                           ------------     ------------     ------------
    BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS:
      Available for sale:
         Realized gains..................................  $ 14,532,000     $ 15,983,000     $ 12,760,000
         Realized losses.................................   (10,432,000)     (21,842,000)     (31,066,000)
      Held for investment:
         Realized gains..................................            --        2,413,000          890,000
         Realized losses.................................            --         (586,000)      (1,913,000)
    EQUITIES:
      Realized gains.....................................       511,000          994,000          467,000
      Realized losses....................................    (3,151,000)        (114,000)        (303,000)
    OTHER INVESTMENTS:
      Realized gains.....................................     1,135,000        3,561,000               --
      Realized losses....................................    (1,729,000)         (12,000)        (358,000)
    IMPAIRMENT WRITEDOWNS................................   (14,221,000)      (4,760,000)     (14,190,000)
                                                           ------------     ------------     ------------
    Total net realized investment losses.................  $(13,355,000)    $ (4,363,000)    $(33,713,000)
                                                           ------------     ------------     ------------

The sources and related amounts of investment income are as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1996             1995             1994
                                                           ------------     ------------     ------------
    Short-term investments...............................  $ 10,647,000     $  8,308,000     $  4,648,000
    Bonds, notes and redeemable preferred stocks.........   140,387,000      107,643,000       98,935,000
    Mortgage loans.......................................     8,701,000        7,419,000       12,133,000
    Common stocks........................................         8,000            3,000            1,000
    Real estate..........................................      (196,000)         (51,000)       1,379,000
    Limited partnerships.................................     4,073,000        5,128,000        9,487,000
    Other invested assets................................     1,011,000        1,016,000        1,175,000
                                                           ------------     ------------     ------------
              Total investment income....................  $164,631,000     $129,466,000     $127,758,000
                                                           ------------     ------------     ------------

Expenses incurred to manage the investment portfolio amounted to $1,737,000 for the year ended September 30, 1996, $1,983,000 for the year ended September 30, 1995, and $1,714,000 for the year ended September 30, 1994 and are included in General and Administrative Expenses in the income statement.

At September 30, 1996, no investment exceeded 10% of the Company's consolidated shareholder's equity.

At September 30, 1996, mortgage loans were collateralized by properties located in 11 states, with loans totaling approximately 21% of the aggregate carrying value of the portfolio secured by properties located in Colorado, approximately 17% by properties located in New Jersey and approximately 14% by properties located in California. No more than 12% of the portfolio was secured by properties in any other single state.

At September 30, 1996, bonds, notes and redeemable preferred stocks included $160,801,000 (fair value, $160,158,000) of bond and notes not rated investment grade by either Standard & Poor's Corporation, Moody's Investors Service, Duff and Phelps Credit Rating Co., Fitch Investor Service, Inc. or under National Association of Insurance Commissioners' guidelines. The Company had no material concentrations of non-investment-grade assets at September 30, 1996.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

3.  INVESTMENTS -- (CONTINUED)

At September 30, 1996, the amortized cost of investments in default as to the payment of principal or interest was $3,115,000, consisting of $1,580,000 of non-investment-grade bonds and $1,535,000 of mortgage loans. Such nonperforming investments had an estimated fair value of $2,935,000.

At September 30, 1996, $6,486,000 of bonds, at amortized cost, were on deposit with regulatory authorities in accordance with statutory requirements.

The Company has undertaken to dispose of certain real estate investments, having an aggregate carrying value of $28,410,000, during the next year, to affiliated or nonaffiliated parties, and the Parent has guaranteed that the Company will receive its current carrying value for these assets. (This guaranty was terminated on December 31, 1996. See Note 11 "Subsequent Event").

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value disclosures are limited to reasonable estimates of the fair value of only the Company's financial instruments. The disclosures do not address the value of the Company's recognized and unrecognized nonfinancial assets (including its other invested assets, equity investments and real estate investments) and liabilities or the value of anticipated future business. The Company does not plan to sell most of its assets or settle most of its liabilities at these estimated fair values.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Selling expenses and potential taxes are not included. The estimated fair value amounts were determined using available market information, current pricing information and various valuation methodologies. If quoted market prices were not readily available for a financial instrument, management determined an estimated fair value. Accordingly, the estimates may not be indicative of the amounts the financial instruments could be exchanged for in a current or future market transaction.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT TERM INVESTMENTS: Carrying value is considered to be a reasonable estimate of fair value.

BONDS, NOTES AND REDEEMABLE PREFERRED STOCKS: Fair value is based principally on independent pricing services, broker quotes and other independent information.

MORTGAGE LOANS: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

VARIABLE ANNUITY ASSETS: Variable annuity assets are carried at the market value of the underlying securities.

RECEIVABLE FROM (PAYABLE TO) BROKERS FOR SALES (PURCHASES) OF SECURITIES: Such obligations represent net transactions of a short-term nature for which the carrying value is considered a reasonable estimate of fair value.

RESERVES FOR FIXED ANNUITY CONTRACTS: Deferred annuity contracts and single premium life contracts are assigned a fair value equal to current net surrender value. Annuitized contracts are valued based on the present value of future cash flows at current pricing rates.

RESERVES FOR GUARANTEED INVESTMENT CONTRACTS: Fair value is based on the present value of future cash flows at current pricing rates.

VARIABLE ANNUITY LIABILITIES: Fair values of contracts in the accumulation phase are based on net surrender values. Fair values of contracts in the payout phase are based on the present value of future cash flows at assumed investment rates.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

4.  FAIR VALUE OF FINANCIAL INSTRUMENTS -- (CONTINUED)

SUBORDINATED NOTES PAYABLE TO PARENT: Fair value is estimated based on the quoted market prices for similar issues.
The estimated fair values of the Company's financial instruments at September 30, 1996 and 1995, compared with their respective carrying values, are as follows:

                                                                   CARRYING VALUE       FAIR VALUE
                                                                   ---------------    ---------------
        1996:
        ASSETS:
          Cash and short-term investments........................  $   122,058,000    $   122,058,000
          Bonds, notes and redeemable preferred stocks...........    1,987,271,000      1,987,271,000
          Mortgage loans.........................................       98,284,000        102,112,000
          Receivable from brokers for sales of securities........       52,348,000         52,348,000
          Variable annuity assets................................    6,311,557,000      6,311,557,000
        LIABILITIES:
          Reserves for fixed annuity contracts...................    1,789,962,000      1,738,784,000
          Reserves for guaranteed investment contracts...........      415,544,000        416,695,000
          Variable annuity liabilities...........................    6,311,557,000      6,117,508,000
          Subordinated notes payable to Parent...................       35,832,000         37,339,000
                                                                    ==============     ==============
        1995:
        ASSETS:
          Cash and short-term investments........................  $   249,209,000    $   249,209,000
          Bonds, notes and redeemable preferred stocks...........    1,647,114,000      1,654,217,000
          Mortgage loans.........................................       94,260,000         95,598,000
          Variable annuity assets................................    5,230,246,000      5,230,246,000
        LIABILITIES:
          Reserves for fixed annuity contracts...................    1,497,052,000      1,473,757,000
          Reserves for guaranteed investment contracts...........      277,095,000        277,095,000
          Payable to brokers for purchases of securities.........      155,861,000        155,861,000
          Variable annuity liabilities...........................    5,230,246,000      5,077,257,000
          Subordinated notes payable to Parent...................       35,832,000         34,620,000
                                                                    ==============     ==============

5.  SUBORDINATED NOTES PAYABLE TO PARENT

Subordinated notes payable to Parent averaged $35,832,000 at a weighted average interest rate of 8.71% (with rates ranging from 7% to 9%) at September 30, 1996 and require principal payments of $5,272,000 in 1997, $7,500,000 in 1998 and $23,060,000 in 1999.

6.  CONTINGENT LIABILITIES

The Company has entered into two agreements in which it has guaranteed the liquidity of certain short-term securities of two municipalities by agreeing to purchase such securities in the event there is no other buyer in the short-term marketplace. In return the Company receives a fee. These guarantees total up to $182,600,000. Management does not anticipate any material future losses with respect to these guarantees.

The Company is involved in various kinds of litigation common to its businesses. These cases are in various stages of development and, based on reports of counsel, management believes that provisions made for potential losses are adequate and any further liabilities and costs will not have a material adverse impact upon the Company's financial position or results of operations.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

7.  SHAREHOLDER'S EQUITY

The Company is authorized to issue 4,000 shares of its $1,000 par value Common Stock. At September 30, 1996, 1995 and 1994, 3,511 shares are outstanding.

Changes in shareholder's equity are as follows:

                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1996             1995             1994
                                                           ------------     ------------     ------------
    ADDITIONAL PAID-IN CAPITAL:
      Beginning balance..................................  $252,876,000     $252,876,000     $252,876,000
      Capital contributions received.....................    27,387,000               --               --
                                                           ------------     ------------     ------------
      Ending balance.....................................  $280,263,000     $252,876,000     $252,876,000
                                                           ------------     ------------     ------------
    RETAINED EARNINGS:
      Beginning balance..................................  $191,346,000     $152,088,000     $127,936,000
      Net income.........................................    45,056,000       39,258,000       24,152,000
      Dividend paid......................................   (29,400,000)              --               --
                                                           ------------     ------------     ------------
      Ending balance.....................................  $207,002,000     $191,346,000     $152,088,000
                                                           ------------     ------------     ------------

                                                                     YEARS ENDED SEPTEMBER 30,
                                                           ----------------------------------------------
                                                               1996             1995             1994
                                                           ------------     ------------     ------------
    NET UNREALIZED LOSSES ON DEBT AND EQUITY SECURITIES
      AVAILABLE FOR SALE:
      Beginning balance..................................  $ (5,673,000)    $(24,953,000)    $(13,230,000)
      Change in net unrealized gains/losses on debt
         securities available for sale...................    (2,904,000)      71,302,000      (69,407,000)
      Change in net unrealized gains/losses on equity
         securities available for sale...................     3,538,000       (1,240,000)        (753,000)
      Change in adjustment to deferred acquisition
         costs...........................................      (400,000)     (40,400,000)      45,000,000
      Tax effects of net changes.........................       (82,000)     (10,382,000)      13,437,000
                                                           ------------     ------------     ------------
      Ending balance.....................................  $ (5,521,000)    $ (5,673,000)    $(24,953,000)
                                                           ------------     ------------     ------------

Dividends that the Company may pay to its shareholder in any year without prior approval of the Arizona Department of Insurance are limited by statute. The maximum amount of dividends which can be paid to shareholders of insurance companies domiciled in the state of Arizona without obtaining the prior approval of the Insurance Commissioner is limited to the lesser of either 10% of the preceding year's Statutory Surplus or the preceding year's statutory net gain from operations. A dividend in the amount of $29,400,000 was paid on March 18, 1996. No dividends were paid in fiscal years 1995 or 1994.

Under statutory accounting principles utilized in filings with insurance regulatory authorities, the Company's net income for the nine months ended September 30, 1996 was $21,898,000. The statutory net income for the year ended December 31, 1995 was $30,673,000 and for the year ended December 31, 1994 was $35,060,000. The Company's statutory capital and surplus was $282,275,000 at September 30, 1996, $294,767,000 at December 31, 1995 and $219,577,000 at
December 31, 1994.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

8.  INCOME TAXES

The components of the provisions for federal income taxes on pretax income consist of the following:

                                                          NET REALIZED
                                                        INVESTMENT GAINS
                                                            (LOSSES)         OPERATIONS         TOTAL
                                                        ----------------     -----------     -----------
    1996:
    Currently payable.................................    $  5,754,000       $21,849,000     $27,603,000
    Deferred..........................................     (10,347,000)        6,996,000      (3,351,000)
                                                          ------------       -----------     -----------
         Total income tax expense.....................    $ (4,593,000)      $28,845,000     $24,252,000
                                                          ------------       -----------     -----------
    1995:
    Currently payable.................................    $  4,248,000       $22,980,000     $27,228,000
    Deferred..........................................      (6,113,000)        4,624,000      (1,489,000)
                                                          ------------       -----------     -----------
         Total income tax expense.....................    $ (1,865,000)      $27,604,000     $25,739,000
                                                          ------------       -----------     -----------
    1994:
    Currently payable.................................    $ (6,825,000)      $10,135,000     $ 3,310,000
    Deferred..........................................      (1,320,000)       20,715,000      19,395,000
                                                          ------------       -----------     -----------
         Total income tax expense.....................    $ (8,145,000)      $30,850,000     $22,705,000
                                                          ------------       -----------     -----------

Income taxes computed at the United States federal income tax rate of 35% and income taxes provided differ as follows:

                                                                   YEARS ENDED SEPTEMBER 30,
                                                          -------------------------------------------
                                                             1996            1995            1994
                                                          -----------     -----------     -----------
    Amount computed at statutory rate...................  $24,258,000     $22,749,000     $23,562,000
    Increases (decreases) resulting from:
      Amortization of differences between book and tax
         bases of net assets acquired...................      464,000       3,049,000         465,000
      State income taxes, net of federal tax benefit....    2,070,000         437,000        (662,000)
      Dividends-received deduction......................   (2,357,000)             --              --
      Tax credits.......................................     (257,000)       (168,000)       (612,000)
      Other, net........................................       74,000        (328,000)        (48,000)
                                                          -----------     -----------     -----------
         Total income tax expense.......................  $24,252,000     $25,739,000     $22,705,000
                                                          -----------     -----------     -----------

For United States federal income tax purposes, certain amounts from life insurance operations are accumulated in a memorandum policyholders' surplus account and are taxed only when distributed to shareholders or when such account exceeds prescribed limits. The accumulated policyholders' surplus was $14,300,000 at September 30, 1996. The Company does not anticipate any transactions which would cause any part of this surplus to be taxable.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

8.  INCOME TAXES -- (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax reporting purposes. The significant components of the liability for Deferred Income Taxes are as follows:

                                                                              SEPTEMBER 30,
                                                                      -----------------------------
                                                                          1996             1995
                                                                      ------------     ------------
        DEFERRED TAX LIABILITIES:
        Investments.................................................  $ 15,036,000     $ 14,181,000
        Deferred acquisition costs..................................   136,747,000      118,544,000
        State income taxes..........................................     1,466,000        1,847,000
                                                                      ------------     ------------
        Total deferred tax liabilities..............................   153,249,000      134,572,000
                                                                      ------------     ------------
        DEFERRED TAX ASSETS:
        Contractholder reserves.....................................   (77,522,000)     (55,910,000)
        Guaranty fund assessments...................................    (1,031,000)      (1,123,000)
        Other assets................................................    (1,534,000)      (1,025,000)
        Net unrealized losses on certain debt and equity
          securities................................................    (2,973,000)      (3,055,000)
                                                                      ------------     ------------
        Total deferred tax assets...................................   (83,060,000)     (61,113,000)
                                                                      ------------     ------------
        Deferred income taxes.......................................  $ 70,189,000     $ 73,459,000
                                                                      ------------     ------------

9.  RELATED PARTY MATTERS

The Company pays commissions to two affiliated companies, SunAmerica Securities, Inc. and Advantage Capital Corp. These broker-dealers represent a significant portion of the Company's business, amounting to approximately 15.6%, 14.1% and 14.5% of premiums in 1996, 1995 and 1994, respectively. Commissions paid to these broker-dealers totaled $16,906,000 in 1996, $9,435,000 in 1995 and $9,725,000 in 1994.

The Company purchases administrative, investment management, accounting, marketing and data processing services from SunAmerica Financial, Inc., whose purpose is to provide services to the SunAmerica companies. Amounts paid for such services totaled $65,351,000 for the year ended September 30, 1996, $42,083,000 for the year ended September 30, 1995 and $36,934,000 for the year ended September 30, 1994. Such amounts are included in General and Administrative Expenses in the income statement.

On December 31, 1995, the Parent made a $27,387,000 capital contribution to the Company, through the Company's direct parent, in exchange for the termination of its guaranty with respect to certain real estate owned in Arizona. Accordingly, the Company reduced the carrying value of this real estate to estimated fair value to reflect the termination of the guaranty. On December 31, 1996, the Parent made a similar capital contribution for $28,410,000 in exchange for the termination of the remaining guaranty with respect to such real estate.

During the year ended September 30, 1995, the Company sold to the Parent real estate for cash equal to its carrying value of $29,761,000.

During the year ended September 30, 1996, the Company sold various invested assets to the Parent, SunAmerica Life Insurance Company and Ford Life Insurance Company ("Ford") for cash equal to their current market values of $274,000, $8,968,000 and $38,353,000, respectively. The Company recorded net losses of $3,000 on such transactions.

During the year ended September 30, 1996, the Company also purchased certain invested assets from SunAmerica Life Insurance Company and Ford for cash equal to their current market values of $5,159,000 and $23,220,000, respectively.

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

10.  BUSINESS SEGMENTS

Summarized data for the Company's business segments follow:

                                                                 TOTAL
                                                            DEPRECIATION AND
                                       TOTAL REVENUES     AMORTIZATION EXPENSE     PRETAX INCOME      TOTAL ASSETS
                                       --------------     --------------------     -------------     --------------
    1996:
    Annuity operations...............   $ 250,645,000         $ 43,974,000          $ 53,827,000     $9,092,770,000
    Asset management.................      29,711,000           18,295,000             2,448,000         74,410,000
    Broker-dealer operations.........      31,851,000              449,000            13,033,000         37,355,000
                                        -------------         ------------          ------------     --------------
         Total.......................   $ 312,207,000         $ 62,718,000          $ 69,308,000     $9,204,535,000
                                        -------------         ------------          ------------     --------------
    1995:
    Annuity operations...............   $ 205,698,000         $ 38,350,000          $ 55,462,000     $7,667,946,000
    Asset management.................      30,253,000           24,069,000               510,000         86,510,000
    Broker-dealer operations.........      24,366,000              411,000             9,025,000         29,241,000
                                        -------------         ------------          ------------     --------------
         Total.......................   $ 260,317,000         $ 62,830,000          $ 64,997,000     $7,783,697,000
                                        -------------         ------------          ------------     --------------
    1994:
    Annuity operations...............   $ 171,553,000         $ 26,501,000          $ 52,284,000     $6,473,065,000
    Asset management.................      32,803,000           19,330,000             7,916,000        102,192,000
    Broker-dealer operations.........      20,914,000              408,000             7,120,000         26,869,000
                                        -------------         ------------          ------------     --------------
         Total.......................   $ 225,270,000         $ 46,239,000          $ 67,320,000     $6,602,126,000
                                        -------------         ------------          ------------     --------------

11.  SUBSEQUENT EVENT (UNAUDITED)

On December 31, 1996, the Parent made a capital contribution of $28,410,000 to the Company through the Company's direct parent, in exchange for the termination of its guaranty with respect to the remainder of the land owned in Arizona. Accordingly, on December 31, 1996, the Company reduced the carrying value of this land to estimated fair value to reflect the termination of the guaranty.

================================================================================
                      APPENDIX A - MARKET VALUE ADJUSTMENT
================================================================================

The market value adjustment reflects the impact that changing interest rates have on the value of money invested at a fixed interest rate. The longer the period of time remaining in the term you initially agreed to leave your money in the fixed investment option, the greater the impact of changing interest rates. The impact of the market value adjustment can be either positive or negative, and is computed by multiplying the amount withdrawn, transferred or annuitized by the following factor:
                                            (N/12)
                          [(1+I/(1+J+0.005)]       - 1

        The market value adjustment formula may differ in certain states where:

        I is the interest rate you are earning on the money invested in the fixed investment option;

        J is the interest rate then currently available for the period of time equal to the number of years remaining in the term you initially agreed to leave your money in the fixed investment option; and

        N is the number of full months remaining in the term you initially agreed to leave your money in the fixed investment option.

EXAMPLES OF THE MARKET VALUE ADJUSTMENT

The examples below assume the following:

     (1) You made an initial Purchase Payment of $10,000 and allocated it to the 10-year fixed investment option at a rate of 7%;

     (2) You make a partial withdrawal of $4,000 when 3 1/2 years (42 months) remain in the 10-year term you initially agreed to leave your money in the fixed investment option (N=42);

     (3) The value of your contract on the date you make the withdrawal is $16,297.02 which reflects the deduction of all applicable fees and charges; and

     (4) You have not made any other transfers, additional Purchase Payments, or withdrawals.

No withdrawal charges are reflected because your Purchase Payment has been in the contract for seven full years. If a withdrawal charge applies, it is deducted before the market value adjustment. The market value adjustment and withdrawal charge are calculated independently and both are assessed on the full amount withdrawn.

NEGATIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for new Purchase Payments in the 3-year fixed investment option is 7.5% and the 5-year fixed investment option is 8.5%. By linear interpolation, the interest rate for the remaining 4 years (3 1/2 years rounded up to the next full year) in the contract is calculated to be 8%.

The market value adjustment factor is
                                                           (N/12)
                                      = [(1+I)/(1+J+0.005)]       - 1
                                                             (42/12)
                                      = [(1.07)/(1.08+0.005)]        - 1
                                                  (3.5)
                                      = (0.986175)      - 1
                                      = 0.952443 - 1
                                      = - 0.047557

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:
                        $4,000 X (- 0.047557) = -$190.23

$190.23 represents the market value adjustment that will be deducted from the money remaining in the 10-year fixed investment option.

POSITIVE ADJUSTMENT

Assume that on the date of withdrawal, the interest rate in effect for a new Purchase Payments in the 3-year fixed investment option is 5.5% and the 5-year fixed investment option is 6.5%. By linear interpolation, the interest rate for the remaining 4 years (3 1/2 years rounded up to the next full year) in the contract is calculated to be 6%.

The market value adjustment factor is
                                                          (N/12)
                                      = [(1+I/(1+J+0.005)]       - 1
                                                             (42/12)
                                      = [(1.07)/(1.06+0.005)]        - 1
                                                  (3.5)
                                      = (1.004695)      - 1
                                      = 1.016528 - 1
                                      = + 0.01653

The requested withdrawal amount is multiplied by the market value adjustment factor to determine the market value adjustment:
                         $4,000 x (+0.01653) = +$66.11

$66.11 represents the market value adjustment that would be added to your withdrawal.

================================================================================
                           APPENDIX B - PREMIUM TAXES
================================================================================

Premium taxes vary according to the state and are subject to change without notice. In many states, there is no tax at all. Listed below are the current premium tax rates in those states that assess a premium tax. For current information, you should consult your tax adviser.

                                                                        QUALIFIED     NON-QUALIFIED
                                    STATE                               CONTRACT        CONTRACT
        =========================================================================================
        California                                                          .50%           2.35%
        -------------------------------------------------------------------------------------------
        District of Columbia                                               2.25%           2.25%
        -------------------------------------------------------------------------------------------
        Kansas                                                                0%              2%
        -------------------------------------------------------------------------------------------
        Kentucky                                                              2%              2%
        -------------------------------------------------------------------------------------------
        Maine                                                                 0%              2%
        -------------------------------------------------------------------------------------------
        Nevada                                                                0%            3.5%
        -------------------------------------------------------------------------------------------
        South Dakota                                                          0%           1.25%
        -------------------------------------------------------------------------------------------
        West Virginia                                                         1%              1%
        -------------------------------------------------------------------------------------------
        Wyoming                                                               0%              1%
        ===========================================================================================

--------------------------------------------------------------------------------

  Please forward a copy (without charge) of the Polaris II Variable Annuity Statement of Additional Information to:

                 (Please print or type and fill in all information.)

        ------------------------------------------------------------------------
        Name

        ------------------------------------------------------------------------
        Address

        ------------------------------------------------------------------------
        City/State/Zip

        Date: __________________________ Signed: _______________________________

  Return to: Anchor National Life Insurance Company, Annuity Service Center, P.O. Box 52499, Los Angeles, California 90054-0299
--------------------------------------------------------------------------------

[BACK COVER]



[ALLIANCE CAPITAL LOGO]       [DAVIS SELECTED ADVISERS LOGO]                  [FEDERATED INVESTORS LOGO]



[GOLDMAN SACHS LOGO]          [MORGAN STANLEY ASSET MANAGEMENT INC. LOGO]     [PHOENIX INVESTMENT COUNSEL LOGO]



[PUTNAM INVESTMENTS LOGO]     [SUNAMERICA ASSET MANAGEMENT LOGO]              [WELLINGTON MANAGEMENT LOGO]



                               [SUNAMERICA LOGO]


                           THE RETIREMENT SPECIALIST

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                              1 SUNAMERICA CENTER

                           LOS ANGELES, CA 90067-6022

                                 1-800-445-SUN2

                               R-1694-PRO (5/97)